As filed with the Securities and Exchange Commission on ________________________.	Registration No. __________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

C-CHIP TECHNOLOGIES CORPORATION
 (Name of small business issuer in its charter)

Nevada	3576	88-0467845
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

C-CHIP TECHNOLOGIES CORPORATION	Nevada Corporate Headquarters, Inc.
4710 St Ambroise	101 Convention Center Drive
Suite 227	Suite 700
Montreal, Quebec	Las Vegas, Nevada 89109
Canada H4C 2C7	(702) 873-3488
(514) 337-2447
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [ ]

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CALCULATION OF REGISTRATION FEE
Securities to be	Amount To Be	Offering Price	Aggregate	Registration
Registered	Registered	Per Share	Offering Price	Fee [1]

A Warrants	2,538,462	$0	$0	$0

Common Stock
issuable upon exercise
of A Warrants	2,538,462	$1.10	$2,792,308	$353.79

B Warrants	1,650,000	$0	$0	$0

Common stock
issuable upon exercise
of B Warrants	1,650,000	$1.00	$1,650,000	$209.06

C Warrants	1,650,000	$0	$0	$0

Common Stock
issuable upon exercise
of C Warrants	1,650,000	$1.50	$2,475,000	$313.59

Common Stock by
selling shareholders	2,538,462	$0.80	$2,030,769	$257.30

Total	14,215,386		$8,948,077	$1,133.74

[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

C-CHIP TECHNOLOGIES CORPORATION
2,538,462 A Warrants
1,650,000 B Warrants
1,650,000 C Warrants
2,538,462 Shares of Common Stock

Our common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "CCHI." On June 25, 2004, the closing price of our common stock was $0.80.

We are registering for sale by warrant holders:

*

2,538,462 Series A Warrants and 2,538,462 shares of common stock underlying the Warrants. One Warrant and $1.10 will entitle a Warrant holder to acquire one share of common stock. The Warrants are exercisable from the effective date of this registration statement until April 28, 2006, provided that the Warrants are subject to an effective registration statement with the Securities and Exchange Commission.

*

1,650,000 Series B Warrants and 1,650,000 shares of common stock underlying the Warrants. One Warrant and $1.00 will entitle a Warrant holder to acquire one share of common stock. The Warrants are exercisable until the date that is forty-five (45) days from the effective date of this registration statement.

*

1,650,000 Series C Warrants and 1,650,000 shares of common stock underlying the Warrants. One Warrant and $1.50 will entitle a Warrant holder to acquire one share of common stock. The Warrants are exercisable until the earlier of (A) forty-five (45) days following the effective date of this registration statement if the holder does not exercise its Series B Warrant and (B) until April 28, 2006, if the holder exercises its Series B Warrant.

Further, some of our shareholders are also selling shares of common stock in this offering. Our selling shareholders are selling 2,538,462 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Selling Shareholders
Per Share Exercise of A Warrants	$1.10	$0	$0
Total to Us on Exercise of A Warrants	$2,030,769	$0	$0
Per Share Exercise of B Warrants	$1.00	$0	$0
Total to Us on Exercise of B Warrants	$1,650,000	$0	$0
Per Share Exercise of C Warrants	$1.50	$0	$0
Total to Us on Exercise of C Warrants	$1,815,000	$0	$0
Total to Selling Shareholders	$2,030,769	$0	$2,030,769

The date of this prospectus is July __, 2004.

Until ___________________, 2004, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY OF OUR OFFERING

Our business

We are a provider of a wireless, web-based set of communication tools that offers users complete access, remote control, and monitoring of a variety of equipment. The technology we acquired allows selective enabling, disabling (on/off) of targeted equipment, and other commands at will, from anywhere to almost anywhere in North America, at this time.

We were organized under the laws of the State of Nevada June 26, 2000 as Keystone Mines Limited. In February 2003, to better reflect our new business activities, we changed our name to C-Chip Technologies Corporation. Our principal executive offices are located at 4710, St-Ambroise, Suite 227, Montreal, Quebec, Canada and our telephone number is (514) 337-2447. Our fiscal year end is June 30.

The offering

Following is a brief summary of this offering:

Securities being offered	2,538,462 A Warrants, 1,650,000 B Warrants,
1,650,000 C Warrants and 2,538,462 shares of common stock
Offering price per A Warrant	$1.10
Offering price per B Warrant	$1.00
Offering price per C Warrant	$1.50
Offering price per share	The market bid.
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	None
Number of shares outstanding before the offering	39,595,803
Number of shares outstanding after the offering if all of the shares are sold and no warrants are exercised	39,595,803

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of March 31, 2004	As of June 30, 2003
Balance Sheet
Total Assets	$2,053,564	$689,781
Total Liabilities	$631,500	$1,771,108
Stockholders Equity (Deficit)	$1,422,064	$(1,081,327)

	Nine Months ending March 31, 2004	Year ending June 30, 2003
Income Statement
Revenue	$568,762	$-0-
Total Expenses	$3,230,831	$1,134,326
Net Loss	$3,009,759	$1,134,326
Net Cash Provided by (Used) in Operating Activities	$(990,482)	$36,975

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with C-Chip Technologies Corporation:

1. Our auditors have issued a going concern opinion. This means we may not be able to achieve our objectives and may have to suspend or cease operations. Our auditors have issued a going concern opinion as at June 30, 2003. This means that there is substantial doubt that we can continue as an ongoing business without additional financing and/or generating profits on commencement of commercial operations.

2. Because we have historically incurred losses and these losses may increase in the future, we must begin generating a profit from our operations. If we do not begin generating a profit we may have to suspend or cease operations. As a result, you may lose your investment. We have never been profitable. At March 31, 2004 we had working capital of $477,482. Included in current liabilities are amounts due to related parties of $214,285 that carry no interest nor fixed terms of repayment. In April 2004 the company issued 2,538,462 restricted common shares for gross cash proceeds of $1,650,000. Funds on hand together with relatively low revenues will sustain operations for the next year. In order to become profitable, we will need to generate significant revenues to offset our cost of revenues, sales and marketing, research and development and general and administrative expenses. We may not achieve or sustain our revenue or profit objectives and our losses may continue or increase in the future in which case you might lose your investment.

3. We have experienced a history of losses and expect to incur future losses. Therefore, we must continue to raise money from investors to fund our operations. If we are unable to fund our operations, we will cease doing business. We have recorded only limited revenue from operations to date and we have incurred a cumulative loss of $4,736,607 through March 31, 2004. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop our technologies and from the associated administrative costs and $602,606 from discontinued operations. We expect to incur significant operating losses and negative cash flows over the next several months due to the costs of expanded research and development and marketing of our products and services. We will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Even if we do achieve profitability, we may not be able to sustain or increase profitability. We are a development stage company focused on product development and security services. We have generated only $568,762 of revenue from sales to March 31, 2004. Consequently, we have raised money from investors to fund our operations. If we can't fund our operations through product sales and investments by third parties, we will have to cease operations.

4. Because we depend on a limited number of third parties to manufacture and supply critical components for our products and services, if the third party manufacturer should cease operations or refuse to sell components to us, we may have to suspend or cease operations. As a result, you may lose your investment. If our suppliers do not execute their obligations, or if they stop manufacturing and supplying components critical for our products and services, we may be not be capable of finding other suppliers or operate our business. We rely on limited suppliers for a number of key components and do not have long-term agreements with any of our suppliers. If our agreements with these suppliers were terminated or expired, if we were unable to obtain adequate quantities of components critical for our products and services, if the quality of these components was inadequate, or if the terms for supply of these components became commercially unreasonable, our search for additional or alternate suppliers could result in significant delays, added expense and our inability to maintain or expand our business. Any of these events could require us to take unforeseen actions or devote additional resources to provide our products and services and could harm our ability to compete effectively. As a result, you could lose your investment.

5. If we cannot deliver the features and functionality our customers demand, we will be unable to attract customers which will result in a loss of income and eventually a termination of our operations. As a result you could lose your investment. Our future success depends upon our ability to determine the features and functionality our customers demand and to design and implement services that meet their needs in a cost efficient manner. We cannot assure that we will be able to successfully determine customer requirements or that our current or future services will adequately satisfy customer demands. If we cannot meet our customers' demands, we will not generate revenues and may have to cease or suspend operations. As a result, you could lose your investment.

6. Our products are in the development stage, and may not be effective at a level sufficient to support a profitable business venture. If they are not, we will be unable to create marketable products, and we will have to cease operations. Most of our products are in the development state. Although we are selling Credit Manager and have current data which indicates the promise of the concept and market demand, we can offer you no assurance that the technologies will be effective at a level sufficient to support a profitable business venture. If they are not, we will be unable to create marketable products, we will not generate sufficient revenues from our operations, and we will have to reduce, suspend or cease operations and you will lose your entire investment.

7. We may be exposed to liability claims if products based on our technologies are marketed and sold. We have liability insurance coverage in the amount of $1,000,000, however if a judgment is rendered against us in excess of the amount of our coverage, we may have to cease operations. If we are sued for any reason, we will have to rely on our liability insurance to pay any judgment rendered against us. If a judgment is rendered against us for any amount of money over our coverage of $1,000,000, we may have to cease operations.

8. Because we do not have any patents, we rely on trade secrets, confidentiality agreements and contractual agreements which may not be adequate to protect our proprietary interests. If our proprietary interests are divulged to the public, we may lose our competitive edge and have to cease operations. We have not obtained patents for our products. There is no assurance that third party competitors will not obtain access of our technical information and exploit it for their own benefit. In order to protect our propriety rights, we will have to obtain patents or file lawsuits and obtain injunctions. If we do that, we will have to spend large sums of money for attorney's fees in order to obtain the injunctions. Even if we obtain the injunctions, there is no assurance that the parties enjoined will comply with the injunctions. Further, we may not have adequate funds available to prosecute actions to protect or to defend our proprietary rights, in which case those using our proprietary rights may continue to do so in the future.

9. Our trademarks may not give us adequate protection. As a result, third parties may appropriate our trademarks which may reduce our competitive edge and cause our revenues to decrease. We have applied for trademarks. There is no assurance, however, that third parties may not infringe on our trademarks. In order to protect our trademark rights, we may have to file lawsuits and obtain injunctions. If we do that, we will have to spend large sums of money for attorney's fees in order to obtain the injunctions. Even if we obtain the injunctions, there is no assurance that those infringing on our trademarks will comply with the injunctions. Further, we may not have adequate funds available to prosecute actions to protect or to defend our trademarks, in which case those infringing on our trademarks could continue to do so in the future.

10. Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our services. Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all.

11. We depend on GPS technology owned and controlled by others, if access to the technology is terminated or withheld from us, we may have to suspend or cease operations. Our services rely on signals from GPS satellites built and maintained by the U.S. Department of Defense. GPS satellites and their ground support systems are subject to electronic and mechanical failures and sabotage. If one or more satellites malfunction, there could be a substantial delay before they are repaired or replaced, if at all, and our services may cease and customer satisfaction would suffer. In addition, the U.S. government could decide not to continue to operate and maintain GPS satellites over a long period of time or to charge for the use of satellites. If the foregoing events occur, we may have to suspend or cease operations.

12. We depend on wireless networks owned and controlled by others, and if access to the technology is terminated or withheld from us, we may have to suspend or cease operations. Our ability to grow and achieve profitability depends on the ability of wireless carriers to provide sufficient network capacity, reliability and security to our customers. Even where wireless carriers provide coverage to entire metropolitan areas, there are occasional lapses in coverage. These effects could make our services less reliable and less useful, and customer satisfaction could suffer. Our financial condition could be seriously harmed if our wireless carriers were to increase the prices of their services, or to suffer operational or technical failures.

13. Fluctuations in the value of foreign currencies could result in increased product costs and operating expenses. We have suppliers that are located outside Canada and the U.S. Our functional currency is the Canadian dollars and we report our results in U.S. dollars. Fluctuations in the value of the Canadian and U.S. dollars are difficult to predict and can cause us to incur currency exchange costs. We cannot predict the effect of exchange rate fluctuations on our future operating results.

Risks associated with this offering:

14. Because a limited number of our stockholders collectively continue to own a majority of our stock, they may act, or prevent certain types of corporate actions, to the detriment of other stockholders. Our directors, officers and greater than five percent of stockholders own a significant amount of our outstanding common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions.

15. Because the market for our common stock is limited, you may not be able to resell your shares of common stock. There is currently only a limited trading market for our common stock. Our common stock trades on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "CCHI." As a result, you may not be able to resell your securities in open market transactions.

16. Because there is no market for the A, B and C warrants, you may be unable to resell them. There is currently no trading market for our A, B and C warrants. As a result, you may not be able to resell your securities in open market transactions.

17. Because our common stock is subject to penny stock rules, the liquidity of your investment may be restricted. Our common stock is now and may continue to be in the future subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These additional penny stock disclosure requirements are burdensome and may reduce the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the warrants and shares of common stock in this offering. All proceeds from the sale of the warrants and shares of common stock will be received by the warrant holders and selling shareholders, respectively.

DETERMINATION OF OFFERING PRICE

The warrant holders and selling shareholders are offering their securities for sale in this offering. The offering price for the shares of common stock being sold by the selling shareholders will either be at a negotiated price between the selling shareholder and another party in a private transaction, or at the market price through a market maker. If the shares are sold through a market maker, the price paid by the market maker will be the inside bid price as set forth on the Bulletin Board operated by the National Association of Securities Dealers, Inc. The inside bid price is the highest price market makers are willing to pay for the shares of common stock. Market makers are broker/dealers who buy and sell our shares of common stock for their own account. On June 25, 2004, the inside bid price for our common stock was $0.80 per share. No warrants or shares are being offered by C-Chip Technologies Corporation. Our shares are traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol "CCHI." Our warrants are not traded anywhere.

Summary trading by quarter for the 2003 and 2002 fiscal years and the first three quarters of 2004 are as follows:

Fiscal Quarter		High Bid	Low Bid
2004
	01-01-04 - 03-31-04	0.87	0.63
	10-01-03 - 12-31-03	0.94	0.50
	07-01-03 - 09-30-03	0.87	0.17
2003
	04-01-03 - 06-30-03	0.53	0.15
	01-01-03 - 03-31-03	4.20	0.55
	10-01-02 - 12-31-02	4.10	1.01
	07-01-02 - 09-30-02	2.00	1.20
2002
	04-01-02 - 06-30-02	2.00	1.21
	01-01-02 - 03-31-02	3.00	0.95
	10-01-01 - 12-31-01	0.54	0.54
	07-01-01 - 09-30-01	1.75	1.01

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. As of June 25, 2004, we had sixty holders of record of our common stock.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

The selling security holders and any of its donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

*	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
*	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
*	purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;
*	an exchange distribution in accordance with the rules of the applicable exchange;
*	privately negotiated transactions;
*	in connection with short sales of the shares;
*	broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;
*	a combination of any of these methods of sale; or
*	any other method permitted by applicable law.

The sale price to the public may be:

*	the market price prevailing at the time of sale;
*	a price related to the prevailing market price;
*	at negotiated prices; or
*	a price the selling security holders determine from time to time.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their broker under the margin provisions of customer agreements. If the selling security holders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If any of the selling security holders inform us that it has entered into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We are required to pay all fees and expenses incident to the registration of the shares and have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $8,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

This offering will start on the date of this prospectus and continue for a period of 270 days from the date this registration statement is declared effective by the Securities and Exchange Commission.

BUSINESS

Overview

We were incorporated in the State of Nevada on June 26, 2000 as Keystone Mines Limited. In June 2000, we purchased four mineral claims, situated in the Greenwood Mining Division in the Province of British Columbia, Canada.

Our principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. In December 2002, we were advised that the mineral properties held were not economically viable. Our board of directors approved the termination of our exploration activity and the acquisition of the C-Chip technology.

On January 7, 2003, we acquired from Capex Investments Limited ("Capex") all assets and intellectual property related to the C-Chip technology, a new wireless, web-based set of communication tools that offers users complete access, remote control, and monitoring of a variety of equipment. The technology we acquired allows selective enabling, disabling (on/off) of targeted equipment, and other commands at will, from anywhere to almost anywhere in North America, at this time.

To close on the acquisition of the C-Chip technology, we agreed to pay Capex as follows: 1) a Promissory Note of $500,000 bearing no interest payable in full on January 30, 2003; 2) 5,000,000 restricted shares of our common stock; and, 3) a convertible Debenture of $2,000,000 maturing on January 15, 2007 and carrying a coupon of 2.5% payable at the option of the holder in "restricted" shares of our common stock, the said Debenture being convertible at any time at the option of the holder in "restricted" shares of our common stock at a discount of 15% to its market price. We also paid $40,000 for expenses related to the transaction. In July 2003 the Debenture, together with accrued interest, was converted to 3,910,120 common shares. In September 2003 the Promissory Note was repaid with 909,090 common shares and 909,090 common share warrants.

In February 2003, to better reflect our new business activities, we changed our name to C-Chip Technologies Corporation and we now trade on the OTC Bulletin Board (OTC-BB) under the symbol "CCHI."

During 2003, we completed development, designed prototypes, and commenced the production of prototypes and commercialization of our initial product offerings.

In February 2004, we purchased 100% of Canadian Security Agency (2004) Inc. ("CSA"), a private Montreal-based business established in 1984 that provides security services to large corporate accounts, including courier and trucking companies. As consideration for the purchase of CSA, we issued 1,600,000 restricted common shares to 9129-2763 Quebec Inc. On closing, we released 600,000 of our restricted common shares to 9129-2763 Quebec Inc with the remaining 1 million shares being subject to an escrow agreement. These 1 million restricted common shares will released to 9129-2763 Quebec Inc upon the attainment of certain milestones by CSA over a 12-month period from the closing of the transaction on February 17, 2004. The first milestone was achieved on May 2004 and 300,000 shares were released from escrow.

In May 2004 we announced the signing of a letter of intent to purchase 100% of Unique Security Inc., a private Montreal based company established in 1974 that provides security services to large institutional and corporate accounts. Closing of the purchase is expected within two months and is subject to due diligence procedures. The transaction is valued at approximately CDN$1.8 million and will be funded primarily through issuance of restricted common shares.

Our operations and research and development activities are conducted in a low-rise office facility located in Montreal, Canada. Our office is located at 4710, St-Ambroise, Suite 227, Montreal, Quebec, Canada.

Our Business

We develop and market products and provide services which use integrated wireless communications technology, transaction processing, software applications and the Internet, and when location is required, Global Positioning System (GPS) technology to enable users to efficiently access, control and manage remote assets. Our products and services are designed to be easy-to-use and cost-effective. We allow our customers to use our website to remotely access, control, locate and monitor different types of equipment or services. Our products and services allow users to selectively enable, disable (on/off) targeted equipment, or send other commands at will, from anywhere to almost anywhere in North America. We believe our technology provides significant value to business users by increasing the efficiency of their operations and lowering their costs.

The information technology infrastructure and network application software used to provide our services reside at our Secure Data Management Center (SDMC) located in Montreal. Accordingly, users of our products and services will not need to make a substantial investment in acquiring hardware, software and data networking equipment to use our services.

We have targeted our initial products and services to the large automotive sector, but our basic technology has applications to a variety of assets which span several business sectors including industrial equipment, office equipment and consumer electronic products. Currently, our basic automotive product, the Credit Manager, is a one-way communications tool enabling users to remotely activate / deactivate a vehicle through a starter interrupt module. Our second line of products, the SHADOW series, offers two-way communication and the added ability to determine location (GPS) as well as monitor and control some of the vehicles' functions. Our third line of products, the HAWK and the FALCON, are effective anti-theft devices for automobile and power sport vehicles based on RFID (Radio Frequency Identification) technology. Whereas the HAWK specifically targets the power sport market, the FALCON addresses the automobile industry. Our different products are targeted to financial institutions for credit management solutions, insurance companies for security management solutions and urban fleets, car rental companies, and car dealerships for asset management solutions, all of which have a demonstrable need for these devices but which remains vastly underserved by much more expensive offerings.

Business users of our products and services are expected to find a variety of compelling benefits. We believe that many of these benefits result in operational efficiencies or competitive advantages for our business users in their respective market segments. Benefits of using our products and services would include the following:

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Efficient tool to enforce payment of lease and loans: When an account requires attention, a credit grantor using our products and services can simply log onto our SDMC to wirelessly send an instruction to deny operation of the targeted vehicle or other equipment. Since the operation can be easily restored once the account is in good standing, prompt reactions to delinquency make our products a strong tool to persuade accounts to stay current.

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Increased market opportunities: Our products and services, by acting as an "electronic co-signer," can provide increased market opportunities by allowing credit to be extended to a broader, higher-risk, customer base.

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Improve the productivity attained from mobile equipment and assets: Using our products and services, business users can use location, mapping landmarks and path-sequencing features to maximize the time spent completing work orders. Users can also monitor productivity from using our products and services in many ways, i.e. by an increase in the number of jobs equipment or an asset can complete per day or by an increase in revenue earned by equipment per day.

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Decrease the costs of operations: Using our products services, customers can reduce the cost of operating remote assets. For instance, our business users can use our products and services to automatically monitor and schedule maintenance activities for assets in the field. Users can also experience decreases in their costs from using our services in many other ways, including a decrease in the cost incurred for insuring mobile assets.

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Users can improve responsiveness to their customers: Using our products and services, business users can be more responsive to their customers through more efficient dispatching. For example, users can utilize our location-on-demand feature to assign a pending work order to the closest or best-equipped mobile assets to provide the quickest response that meets the end-customer's demands.

Technologies

The basic system elements of our technology include a sensor embedded in target devices. This includes a radio frequency receiver and microprocessor, web-based applications and database management. Other required components include access to wireless networks and Internet access. The processor is addressable through a unique electronic serial number that corresponds to the individual sensor. The processor accepts an input signal and compares it to a number of criteria to determine if the current operating condition should be maintained or modified. Additional components to the basic unit include GPS technology for location/tracking and a host of additional monitoring features.

To process the commands of authorized users and to enable our users to manage their own database of sensor embedded devices from a central point using the Web, we have built our own Secure Data Management Center. This eliminates the need for our users to make a substantial investment in acquiring and supporting capital equipment, such as hardware, software and data networking equipment, to use our services.

We utilize proven and effective wireless communications technologies, which includes one-way messaging services, two-way messaging services and cellular services.

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One-way messaging services: At present, our Credit Manager offers unidirectional communication (receive-only). Unidirectional transmission provides the desired functionality for most Credit Management applications; particularly those related to the protection of low to mid-range valued assets. One-way communication enables reduced product cost and transmission expense. However, it is limited by the fact that receipt of the instruction is not decidedly apparent. Our current wireless carriers are Rogers AT&T in Canada and Skytel in the United States.

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Two-way messaging services: We use a two-way communications network when GPS technology is required for locating and tracking assets. Two-way messaging services offer reduced costs for both the hardware and service charges. These networks offer adequate coverage in populated areas. Carriers used by us include Pagenet in Canada with roaming service in the US offered by Arch Communications, and Weblink in the United States with roaming service in Canada offered by Bell Mobility.

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Cellular services: We also use cellular communications when there is a need for additional network coverage, particularly when communication is needed between a central location and assets located in remote areas. The cost of the hardware and service charges are higher. We currently use the Microburst™ network operated by Aeris.net. Microburst™ cellular network aggregates unused cellular bandwidth keeping usage costs relatively low.

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Mapping and GPS technology: Mapping software and GPS technology are now widely available at low costs. Mapping enables our users to view on a map, precisely where their assets are located. This has the effect of facilitating a whole range of location-based services.

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Web based communications: The Internet is now providing the ability to host a variety of applications services. As a result, the Internet has eliminated the need for costly technical infrastructure and management expense associated with proprietary systems.

Our technology efforts focus on creating new services and enhancing the reliability, availability and features of our products and services while maintaining a scalable and cost effective architecture. Our proprietary technologies are designed to work with technologies from other companies, including our partners, competitors, and other third parties. Similarly, our services are designed to operate with a variety of wireless communications protocols. We expect to continue to develop additional proprietary technology where feasible and to purchase or license technology where cost-effective. Our technology efforts focus on the following areas:

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Wireless technology. One of our objectives is to continue to maintain our technological independence from wireless protocols and platforms, enabling our customers to communicate with our Secure Data Management Center in the way or ways which best suit their needs.

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Access and Internet technology. The delivery of our services is complex in part because it involves the continuous collection, storage and processing of data from a potentially large number of remote assets in the field as well as processing requests from users accessing our Secure Data Management Center. To manage the throughput of customer information and to deliver our services to our customers, we use secure Internet connections between our Secure Data Management Center and users accessing our services as well as the wireless networks transmitting customer information. We plan to further enhance access to customer data and our services by further developing our access alternatives.

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Information technology. We have an information technology organization dedicated to maintaining and enhancing our Secure Data Management Center. By managing our services at our Secure Data Management Center, we relieve our customers of the development and operations burden of managing services resulting from the integration of location technologies, wireless communications protocols, Internet and access technologies and software applications. Our Secure Data Management Center is located in Montreal, Canada. From our Secure Data Management Center, we maintain variable-speed capacity connections to the Internet and dedicated connections to the wireless networks we use. In the event of a power failure, our systems are powered by a backup power supply.

Current Products and Services

Our core technology is readily applicable to the credit asset, and security management industries. Because there is a large, readily available market for telematics applications for automotive products, management has positioned its initial product development effort toward this industry.

We are currently beginning to market a comprehensive offering to the automotive sector with solutions encompassing the credit, asset and security management industry.

1) The Credit Manager: The Credit Manager is a unidirectional communication benefit-denial receiver which can be incorporated into any vehicle. It offers the credit grantor, using a simple web-based application, the ability to "turn on" / "turn off" leased or financed vehicles by connecting a C-Chip sensor to the starter.

2) The SHADOW: This product has the same capabilities as the Credit Manager, but adds two-way communication as well as GPS location / tracking and other monitoring features. Additional options can include notification of excess speed, notification in case of theft, starter and fuel pump interrupt, doors unlock and navigation aid - all requests are charged to users on a pay-per-use basis. This unit is very small - about half the size of a cigarette pack and is one of the lowest priced tracking devices available on the market today.

3) The HAWK: This product is a wireless anti-theft device that uses RFID technology to identify authorized users. RFID technology enables the identification of authorized users through the use of radio frequency. A transponder is attached to the key chain that talks to wireless switches. If the transponder does not talk to the switch, the power sport vehicle will not start. To improve the security features of the HAWK, a tilt sensor and alarm can easily be added.

4) The FALCON: This product is also a wireless anti-theft device that uses RFID technology to identify authorized users. RFID technology enables the identification of authorized users through the use of radio frequency. A transponder is attached to the key chain that talks to wireless switches. If the transponder does not talk to the switches, the car will not start. Switches can be installed to the starter, fuel pump, transmission, ignition, doors lock, or any combination thereof. As wireless links are used, they are virtually impossible to locate since they can be installed almost anywhere in the vehicle.

Our technology is based on a platform that can be adapted to a wide number of products, including office equipment, industrial machinery and consumer electronics products.

Our products and services integrate wireless communications, transaction processing, software applications, the Internet and, when location and tracking is required, GPS technology to provide location, reporting, dispatch, messaging, and other management services to our customers for managing their equipment and assets remotely. We believe that our products and services provide significant value to our customers by decreasing the costs and increasing the efficiency of their operations. We are targeting our products and services to businesses in the following markets:

*	Insurance
*	Car dealerships
*	Telecommunications
*	Construction
*	Facilities/waste management
*	Field service
*	Transportation (freight and passenger)
*	Courier/delivery
*	Distribution
*	Security
*	Cable/ Broadband Utilities

We believe our products and solutions offer a variety of competitive advantages, including:

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Cost-effective: Both our products and services are cost effective. Costs of our hardware are among the lowest in the market and contrary to most other solutions providers, our service charges are based strictly on usage. Our services do not carry monthly fees. Further, we can pass on to our business users the efficiencies we gain by using the Internet and wireless networks developed by other companies and GPS technology implanted by the U.S. government. Our business users are not required to make a substantial capital investment because our services can be deployed on different wireless application protocol-enabled mobile pagers or telephones. Our software resides at our Secure Data Management Center, and our services can be accessed easily by using the Internet.

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Services over mobile assets can be shared by unrelated users: We allow our services over one or many remote assets in which our hardware is embedded to be shared by unrelated business users. For instance, when our hardware is embedded into a vehicle, we can allow the credit grantor to have control over the asset to enforce payment schedules and at the same time, allow the insurance company control over the same asset for theft protection, location and monitoring capability and/or to simply enforce payment of insurance premiums on the asset. This process can be easily handled from our Secure Data Management Center. This ability enables co-marketing programs which, for our business users, can translate into significant cost reduction through service sharing agreements.

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Ease of use: Our products and services are designed to be deployed as end-to-end solutions. This means our business users will not incur incremental information technology costs associated with the deployment or use of our services. Our services are designed to be available over the Internet twenty-four hours a day, seven days a week. Our user interface is designed to be intuitive and easy to use, require minimal training and can easily be modified to meet particular requirements.

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Ease of deployment: The deployment of our products and services is designed to be quick and easy for our business users. When deploying our products and services, users install the hardware provided and register the device with our Secure Data Management Center using the Internet. Once installed with a connection established to our Secure Data Management Center, deployment is complete. As our business users grow, by embedding our hardware into additional assets or vehicles, our services offer scalability.

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Ease of maintenance: We host and support all services we provide. We can also implement service upgrades centrally from our Secure Data Management Center and remotely to our products in the field. Accordingly, our business users can avoid incurring technology and infrastructure maintenance expenses while benefitting from improvements to our services.

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Scalability. Because key technology components of our solutions are designed to accommodate a practically unlimited number of users, as in the case of GPS technology, or can be extended to service additional users, as in the case of wireless networks or the Internet, we believe our services can support almost a limitless number of remote assets in the field. Our network architecture is designed to service a growing number of remote assets with increasing data transmission volumes without compromising execution or the accuracy of data transmitted.

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No dependence on a unique wireless network: Our products and services are designed to support and connect to different wireless communications networks. We will typically configure our products and services with the most cost-effective and efficient wireless network available in the business user's main geographic area of operations. Subject to preferences, a single business user with geographically disperse operations may have products connecting to more than one wireless network and yet receive seamless service. Wireless network configuration of our products and services occur in the background and is transparent to our business users.

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Location and tracking based on GPS technology: Our services use GPS technology to determine the location of remote assets. Because of its proven accuracy, the large number of satellites by the U.S. government, and its ability to determine location regardless of velocity and altitude, we believe GPS technology to be more reliable than other location technologies. Further, GPS technology is based on an infrastructure already built by the U.S. government which offers our business users significant savings for our services.

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Efficient mapping capabilities: Current and past locations of each remote asset can easily be displayed on a map by our business users, making monitoring simple. Historical data is stored at our Secure Data Management Center and can be consulted at anytime by our business users to allow analysis of the activities of an asset over a period of time.

Sales & Marketing

With the Credit Manager now ready for market and the SHADOW, the HAWK and the Falcon completing pre-commercialization tests, management is now instituting a comprehensive sale and marketing strategy. We are now making the transition from being a company focusing almost solely on product development and testing, to an entity to be driven by sales and marketing.

Management has identified what is believed to be large markets that remain underserved but would be logical, potentially keen candidates given an appropriate product and service offering at the right price. Just for automotive products, management has identified particular market segments that have specific business needs to attend. These are:

1.

Credit Management. To permit credit grantors control over the use of vehicles. In this segment, our products and services will be geared toward sub-prime credit customers. With consumers' debt load increasing and the quality of credit decreasing, we believe there is a sizeable market opportunity for products and services enabling credit grantors to have remote control over vehicles leased or financed to enforce payment schedule.

Customers Need	Customers Targeted
Ability to remotely deactivate the vehicle upon client missing payments.	Financial institutions, Banks
Location determination.	Leasing companies
Ability to recover assets immediately.	House financing
Improve payment compliance, reduce losses, and expand business.

2.

Asset Management. To enable location, monitoring, theft prevention and control over theft of usage over remote assets. In this segment, our products and services will be geared toward fleet operators, targeting different vertical markets. We believe the management of remote assets and workers is a market that remains largely untapped, but bound to become very significant as prices for products and services are lowered. Cost-effective and practical functionalities for businesses, this is what our products and services are all about.

Customers Need	Customers Targeted
Increased efficiency (dispatching, monitoring, exception notification, just in time delivery).	Telecommunications
Monitoring of use / customer profiling.	Construction
Enforce usage contracts & restrictions.	Facilities/waste management
Impose maintenance schedules. Theft of use/prevention	Field service
Location of stolen vehicles.	Transportation (freight and passenger)
Courier/delivery
Distribution
Security
Cable/ Broadband
Utilities

3.

Security Management. To increase theft prevention and facilitate recovery of stolen assets. In this segment, our products and services will be geared toward insurance companies, with our solution primarily sold through car dealers and auto parts retailers. There are presently more than 240 million vehicles on the road in North America. In the U.S., a vehicle is being stolen every 27 seconds. In 2001, the FBI reported that an estimated 1.2 million vehicle thefts occurred. The estimated total value of stolen vehicles was US$8.2 billion for an average value per vehicle of US$6,646. Approximately 62% of that amount was recovered during the year, leaving losses of US$3.1 billion for insurance companies. We believe there is a substantial market for products and services that can reduce losses incurred by insurance companies from theft of vehicles.

Customers Need	Customers Targeted
Theft prevention, vehicle deactivation.	Insurance companies
Locating stolen vehicles.	Car dealerships
Monitoring of use / customer profiling.	Auto parts retailers

As of June 1, 2004, our sales and marketing team consisted of four full-time employee and different consultants, resellers, agents and distributors. We are currently adding personnel to our sales and marketing team. We plan to market and sell our products and services through a number of sales channels, including the following:

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Strategic sales: We intend to hire, train and support a team of sales employees whose efforts will be geared toward leveraging large and existing distribution channels such as major national accounts, specialized distributors and regional resellers.

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Wireless carriers: We intend to conclude co-marketing and OEM agreements with different wireless carriers. These partners will market or facilitate sales of our products and services through their own sales channels and work with our direct sales force to increase the sale of our products and services.

Our marketing department is expected to undergo a wide variety of activities, such as awareness and lead generation programs and product management. These activities will include Internet promotions, public relations, seminars, direct mail, trade shows, and co-marketing and co-branding with potential partners.

Manufacturing

We outsource the manufacture of all of our products to third parties.

Raw components for our products are readily available from wholesale and retail electronics parts suppliers such as Innovator Electronic Assembly, Arrow Electronics, Avro, Microchip, Aromat, American Zettler, Future Electronics, Digikey, and US Electronics. The housings for the units require custom molds which are contracted to third parties for production. We have an agreement in place with an ISO 9002-certified manufacturer in the Montreal region.

We carry minimal inventory of our products. We outsource the manufacture of products based upon orders we receive. For large orders, our current lead-time for delivery is about 4 to 6 weeks.

We rely partly on our third party manufacturers for quality control. Internally, we conduct a series of tests to ensure that delivered products are reliable and suitable. We ship the products to our customers from our corporate headquarters. With these controls and procedures in place, we believe we have the ability to identify defects before products are shipped. We are keenly aware that any omission or the inability to detect defects before products are shipped could result in the rejection of products, damage our reputation, lower revenues, divert development resources, as well as increase costs in customer service, support and warranty claims.

Warranties

All of our products are offered with a warranty. Our current policy is to offer a warranty of one year on all products sold.

Insurance

Currently, we have insurance coverage of $1,000,000 for products; $1,000,000 for general liability and coverage for our fixed assets.

Government Regulation

In addition to regulations applicable to businesses in general, our products are subject to certification by the Federal Communications Commission in the US and by the Department of Communications in Canada. Our first products, the Credit Manager and the Shadow, are in the process of obtaining such certification for the US and Canadian markets. Our other products are expected to undergo the certification process once all pre-commercialization tests are completed. Further, wireless carriers who supply us with air-time enabling our services are also subject to regulation by the Federal Communications Commission in the US and the Canadian Radio-Television and Telecommunications Commission in Canada.

Competition

In each of the market segments we intend to position our products and services, we compete primarily on the basis of functionality, ease of use, quality, price, service availability, effectiveness and financial strength. As the demand by businesses for wireless communications tools enabling the management of remote assets increases, the quality, functionality and extent of competitors' products and services is expected to progress with new competitors flooding our markets, possibly further lowering prices of products and services. In addition, we expect that the widespread adoption of industry standards may make it easier for new market entrants or existing competitors to improve their existing products and services or offer some or all of the products and services we offer or may offer in the future, possibly at lower prices than ours. This would harm the competitive advantages that our products and services currently enjoy.

In the market for credit management solutions in the automotive sector, we compete with products currently marketed by OnTime, PassTime, and PayTeck. All of these competitors offer different versions of an "egg timer" whereby a code must be manually entered using a keypad to enable a physical device connected to the vehicle's starter. The process enables the use of the vehicle for a certain period of time. Although the device does not rely on wireless network coverage to function, a code must be given and manually entered after each payment has been made. These devices work well but involve significant management time and expense. Our basic product offers a significant price advantage over these manual devices and, in management's opinion, is a much more sophisticated solution as it is totally transparent to users.

In the market for asset management solutions, our SHADOW competes with many different offerings. This market is highly fragmented. Among others, we currently compete with @Road, Aircept, Intertrak, Global Tracking, AirIQ, Earthtrak, Datacom, Vigil, WebTech and QUALCOMM, just to name a few. Relative to our solutions, our direct competitors tend to offer extensive and high-priced solutions. Other potential competitors in the future could include other wireless Internet companies, such as Openwave and Research in Motion; companies working on emergency 911 solutions, such as True Position; companies with solutions that integrate location, wireless communications and call centers, such as General Motors with the OnStar system; and companies that provide wireless, location-relevant applications, such as SignalSoft. We do not know to what extent network developers and wireless operators will seek in the future to provide solutions enabling the management of remote assets, but this is a market that is already competitive and expected to become even more competitive in the future.

In the market for security management solutions, our HAWK and SHADOW compete with various offerings. This market is also fragmented and competitive. Major competitors would include vehicle anti-theft devices marketed by Clifford, Viper and Powerlock and, for solutions enabling the tracking of stolen vehicles, Boomerang and LoJack. We believe our product currently has a material price and functional advantage.

If we are unable to compete successfully in any of the sectors where our products and services are positioned, competitive pressures will harm our business, and increase our sales cycles, which will result in lower revenues than currently anticipated.

Intellectual Property

We rely on a combination of patent, trade secret, trademark and copyright laws, and nondisclosure and other contractual provisions to protect our proprietary technology. Currently, we have three patents pending and we intend to file other patent applications when there is justification to proceed in such a way. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, consultants, distributors and partners and limit the dissemination and access to our technical documentation and other proprietary information.

Employees

As of June 25, 2004, we had eighty-five (85) employees on our C-Chip and CSA payroll and retained five (5) full-time consultants and several part-time consultants. Our employees are not unionized. We believe relationships with our employees and consultants are good.

Legal Proceedings

We are not a party to any material legal proceeding, nor are any of our officers, directors or affiliates' a party adverse to us in any legal proceeding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Caution about Forward-Looking Statements

This management's discussion and analysis of financial condition and results of operations of C-Chip Technologies Corporation should be read in conjunction with the financial statements and notes thereto of the Company for the year ended June 30, 2003 and the three and nine month periods ended March 31, 2004. Because of the nature of a relatively new and growing company the reported results will not necessarily reflect the future.

This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

Since our acquisition of the C-Chip technology in January 2003, we now develop and market products and provide services which use integrated wireless communications technology, transaction processing, software applications and the Internet, and when location is required, Global Positioning System (GPS) technology to enable users to efficiently access, control and manage remote assets. Our products and services are designed to be easy-to-use and cost-effective. We allow our customers to use our website to remotely access, control, locate and monitor different types of equipment or services. Our products and services allow users to selectively enable, disable (on/off) targeted equipment, or send other commands at will, from anywhere to almost anywhere in North America. We believe our technology provides significant value to business users by increasing the efficiency of their operations and lowering their costs.

Currently, our basic automotive product, the Credit Manager, is a one-way communications tool enabling users to remotely activate / deactivate a vehicle through a starter interrupt module. Our second line of products, the SHADOW series, offers two-way communication and the added ability to determine location (GPS) as well as monitor and control some of the vehicles' functions. Our third line of products, the HAWK and the FALCON, are effective anti-theft devices for automobile and power sport vehicles based on RFID (Radio Frequency Identification) technology. Whereas the HAWK specifically targets the power sport market, the FALCON addresses the automobile industry. Our different products are targeted to financial institutions for credit management solutions, insurance companies for security management solutions and urban fleets, car rental companies, and car dealerships for asset management solutions, all of which have a demonstrable need for these devices but which remains vastly underserved by much more expensive offerings.

Our new products and services are within the "Telematics" industry. Telematics refers to the ability to remotely access, control, locate and manage different products or services. The telematics sector is a new and emerging industry poised for explosive growth over the next 3-5 years. Available and planned applications include location-based and navigation services, info-tainment services, automatic emergency callout in the event of an accident, security and anti-theft systems, remote diagnostics and repair, logistics and fleet management, and office applications.

Our technology is readily applicable to the credit, asset and security management industry. As there is a readily available market for telematics applications for automotive products, management has positioned its initial product development effort toward this industry. Contrary to most competitors in the field who tend to offer extensive and highly priced solutions, our goal was to develop practical solutions at low prices. This has largely been achieved. Further, contrary to most products and services currently available on the market today, our solutions are offered to users on a pay-per-use basis.

We have targeted our initial products and services to the large automotive sector, but our basic technology has applications to a variety of assets which span several business sectors including industrial equipment, office equipment and consumer electronic products.

In January 2003, we began the development of wireless telemetry devices offering, through a Web-based application, the ability to remotely access, control and manage consumer electronic products, including plasma screens, TVs and other home appliances. Currently branded as the MPP and the MP2, our devices will enable credit grantors to use the Internet to access, monitor and control the use of consumer electronic products that they leased or financed to consumers. The MP2, in addition to the above features, also offers security elements such as motion detection to alert a central monitoring center in case of theft, or unauthorized movement. Both the MPP and the MP2 are currently being tested and we expect their commercial introduction to the Rent-to-Own marketplace later this summer. Within this market segment, we will directly be targeting approximately 30 retail companies and actual sales results are expected to be accomplished promptly.

In early March, at the request of potentially large North American distributor, we initiated the development of a solution to monitor and secure stand-alone assets with no power source. The first commercial application for this innovative product is for a Canadian company that is expected to use our device to monitor the movement and protect dumpsters used by the construction industry, garbage collection companies and other applications. Currently branded as the SPP, whenever our device is attached to an asset that is being moved by any party, a signal is sent in real time to our security center indicating its path, speed, direction and location within a few feet so that the authorized party can take necessary action, or know with precision the whereabouts of the asset to determine the efficiency of its movements. Our SPP has been thoroughly field tested to the satisfaction of a potential customer and we expect an initial order shortly.

In March, we also launched our e-store, www.cchipstore.com, a virtual gateway for our agents, resellers and distributors offering credit, security and asset management solutions. Our e-store is now accessible 24/7 for all to visit. Agents, resellers and distributors have access to a restricted area for online volume buying and the public area allows consumers to order our products and services directly. Our e-store is a fully secure transactional website developed to give our resellers and distributors added value and to increase our presence on the Web. Different marketing strategies to increase our traffic on our e-store have been implemented and we are now seeing a significant increase in the number of daily visitors and the volume of transactions processed online.

In the last quarter ended March 31, 2004, while we accomplished significant milestones relative to product development and testing, financing, sales and marketing. Although our actual revenue have grown substantially, they were nevertheless below our initial expectations. A number of factors have limited our effectiveness in selling our products and services in the latest quarter, including:

1.

Pay Technologies LLC ("PayTeck"), one of our US distributors for our Credit Manager branded under a white label agreement as the WebTeck Account Manager, has generated very limited revenue for our Company. As PayTeck is actually in a conflict of interest being both a distributor of our credit management solutions and also a manufacturer of its own credit management solution, we have come to the conclusion that PayTeck can not properly represent our products, or the best interest of our Company within the Buy-Here Pay-Here (BHPH) business market segment. Although our Company still entertains a business relationship with PayTeck, we expect minimal revenue from this business conduit in the future.

As a consequence to the above, we implemented alternative distribution measures for our different products and services in the last quarter. These measures could not immediately impact on our sales, but are expected to have a lasting positive contribution in a not too distant future. Among other, we have concluded 10 different non-exclusive agreements with automotive distributors and resellers in the US to cover all states and territories and, in Canada, we now have 2 non-exclusive agreements in place and more will be added shortly. Although our distributors and resellers do not present all the same potential, some offer a very significant upside. For instance, we announced recently a distribution agreement with Northland Auto Enterprise covering approximately 200,000 new and used car dealers across the USA.

2.

On a number of occasions in the last quarter we were unfortunately not in a position to deliver on what could have been for us significant product orders due a lack of readily available inventory. Lead-time on the purchase of product components, but more importantly our financial condition did not allow us to stock sufficient product or components as we began the last quarter and caused us to lose potential orders that would have increased our revenue.

This situation has now largely been corrected with the equity financings that we were able to conclude in the quarter ended March 31 and subsequently. In total, we have raised over $2.1 million since January 1st, 2004 and, if all warrants outstanding are exercised, could have access to an additional $12.3 million. With such capital available to us, we believe our Company now has the ability to stock products and components in sufficient quantities to reduce the loss of business opportunities.

3.

Although our policy is to offer our customers off-the-shelf solutions, some applications do require customization. In the last quarter, we encountered potential end-users or distributors who required customization to our off-the-shelf solutions. While this requirement for customization has delayed the processing of some potential orders in the last quarter, we believe the end result will be positive for our Company as in the process we have widened our offering of products and services and, at the same time, improved their ease-of-use and the benefits they offer to customers.

Our technology is based on a platform that can be adapted to a wide number of products, including office equipment, industrial equipment and consumer electronics products. We are now beginning to market a comprehensive offering to the automotive sector with solutions encompassing the credit, asset and security management industry. With the progress that we have made in the last quarter on the development of products related to the consumer electronic market and industrial equipment, we expect to generate revenues from an expanding product base.

Within the credit management sector, we have now finished the development and completed extensive testing of the Credit Manager, a benefit-denial receiver that can be incorporated into any vehicle. We began delivery of the Credit Manager last October and have so far delivered approximately 2,500 units. We are now putting significant efforts to increase our distribution network in the US and in Canada and, thus far, the reaction from the marketplace indicates a strong interest for the Credit Manager and our other credit management solutions. Our intent is to rapidly build a strong and effective distribution network in the US and in Canada. Once in place, our goal is to rapidly capture about 10% of the addressable BHPH market in the US. With a product that is cost-effective, as easy to use as a click of the mouse and that can reduce payment delinquency significantly, we believe this goal is attainable.

Our credit management applications for consumer electronic related products, our MPP and MP2, are currently being tested and we expect their commercial introduction to the Rent-to-Own marketplace later this year. Within this market segment, we will be targeting approximately 30 retail companies and actual sales results are expected to follow. The MPP offers credit grantors, using the Internet, the ability to remotely access, monitor and control the use of consumer electronic products that they leased or financed to consumers. The MP2, in addition to the above features, also offers motion detection as a security element to alert a central monitoring center in case of theft or unauthorized movement.

We have also completed extensive field tests for the SHADOW, a device offering wireless vehicle control, monitoring and tracking features. In all, we have tested over 300 units of the SHADOW. Different potential customers, including resellers, distributors, car dealers, wireless carriers and OEM equipment manufacturers, have conducted field tests of the device. Market response has been very positive. The commercial launch of the SHADOW has commenced and our intent is to offer our tracking solution at a very competitive price point to enable a potentially large distribution within the business segment that we are targeting. We believe the Shadow will appeal the credit management industry, but also to the security and asset management sector.

In February we announced a strategic alliance and licensing agreement with 7Bridge Capital Partners Limited, a sister company, for the marketing of our family of products and services in Asia with an immediate emphasis on opening the China market. This venture is progressing as expected. 7Bridge is currently focusing on establishing in-roads to market and distribute the HAWK and the FALCON in China and positive results are expected down the road. At this point, we consider our penetration of the Chinese market as a long term goal.

Also in February, to ensure that we would be able to provide turnkey security packages to consumers and businesses, we purchased Canadian Security Agency (2004) Inc., a private Montreal-based business established in 1984 that provides security services to large corporate accounts, including courier and trucking companies. With this acquisition we are able to offer a complete infrastructure to monitor our tracking devices from a central point, alerting car owners, police authorities and insurance companies when car thefts occur. The addition of Canadian Security Agency has given us instant mass in the security field that we are very actively targeting, as well as increasing our credibility in the provision of security and asset management applications.

In May 2004, to further add to our security services activities, we announced the signing of a letter of intent to purchase 100% of Unique Security Inc., a private Montreal based company established in 1974 that provides security services to large institutional and corporate accounts. Completion, expected within two months, is subject to due diligence The transaction is valued at approximately CDN$1.8 million and will be funded primarily through issuance of restricted common shares.

To enable our distributors sell our products and services more effectively as a security management application, we have marketed to a number of large insurance companies different wireless solutions aimed at preventing the theft of cars and power sport vehicles. Specifically, in the last quarter, we have sought to have the HAWK, the FALCON and the SHADOW as products recognized by the insurance industry as solutions preventing theft of vehicles, or contributing to their rapid recovery if ever stolen. While further work is to be done, significant milestones were achieved on that front. For instance, Allstate is offering a discount of up to 25% on the insurance premium charged to any policyholder who has installed our ultimate security solutions on their vehicle now recognizes our anti-theft solutions. In the power sport vehicle market, Jevco is another insurance company offering discounts to policyholders who install one of our solutions. We believe this initial recognition by these insurance companies will enhance the attractiveness of our product offerings in the marketplace, and we will continue to pursue other such recognitions within the insurance industry.

Plan of Operation For the Next Twelve Months

Until our newly acquired assets become self-funding, we will continue to fund our operations through the issuance of common stock as well as with the issuance of short and long-term debt, and loans from shareholders and directors. In the nine months ended March 31, 2004 the company issued a total of 10,734,425 shares of common stock, which includes 3,655,215 common shares for net cash proceeds of $1,656,499, 909,090 common shares for redemption of a $500,000 Promissory Note, 3,910,120 common shares for conversion of a Debenture Payable with a face value of $2,000,000, 660,000 common shares for consulting services valued at $203,200 and 1,600,000 common shares for the acquisition of CSA valued at $468,000.

As of March 31, 2004, our principal capital resources have been acquired through a combination of short and long-term debt, and the issuance of our common stock. We have a CDN$400,000 credit line available for CSA operations. Our ability to emerge from our current development stage with respect to our planned business activity is dependent upon our successful efforts to commercialize our current and future products, thus attaining profitable business operations, and/or to obtain additional equity financing. Our April 2004 private placement of 2,538,462 common shares for total cash proceeds of $1,650,000 included the issue of 5,838,462 common share purchase warrants being registered herein which, if exercised, will provide cash proceeds totaling $6,917,308.

With the acquisition of the C-Chip technology and its further development, we have set for ourselves the goal to be recognized as a leading provider of credit, asset and security management solutions for financial and leasing institutions, insurance companies and different vertical markets touching the management of urban fleets.

Critical Accounting Policies and Estimates

Management's discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including, but not limited to, those related to accounts receivable, inventories, and deferred revenue. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations are discussed below.

Revenue Recognition

As of March 31, 2004, our company was still in a development stage and we had just started to generate commercial sales. We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collection is reasonably assured.

Our company is also continuing to develop prototypes for testing by potential customers, which are being billed for a portion of the costs incurred. We record these cost recoveries as a credit to the respective expense in the statement of operations.

Intangible Assets

Our company is in the development stage and all costs relating to research and development are charged to operations as incurred. An acquired intangible asset that represents technology that has reached technological feasibility is capitalized at cost. Amortization is calculated using the straight-line method over four years and recorded commencing in the first quarterly period following acquisition. Acquired in-process research and development will be expensed on acquisition. Intangible assets are evaluated annually for impairment in accordance with SFAS No. 144 "Accounting for the Impairment and Disposal of Long Lived Assets."

Amortization of Equipment and Property

Our company's equipment and property are recorded at cost. Amortization is calculated on the declining balance method, except for the leasehold improvements where the straight-line method is used, at the following annual rates or period:

Computer equipment	30%
Furniture	20%
Leasehold improvements	5 years
Machinery and equipment	20%

Stock-Based Compensation

We have elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of our employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation", which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair market value of the stock award or fair market value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

Acquisition of Business

The consolidated financial statements for March 31, 2004 include the results of operations of Canadian Security Agency (2004) Inc. from the date of acquisition February 17, 2004.

Acquisition of Assets

The financial statements for March 31, 2004 reflect the 2003 purchase of all assets and intellectual property relating to C-Chip technology and share restructuring related thereto. A valuation analysis was applied to determine the purchase price and its allocation in compliance with SFAS No. 141, "Business Combinations".

Income Tax

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. We have adopted SFAS No. 109, "Accounting for Income Taxes" as of our inception. Pursuant to SFAS 109 we are required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because we cannot be assured it is more likely than not we will utilize the net operating losses carried forward in future years.

Results of Operations

In the nine-month period ending March 31, 2004 we recorded revenue of $568,762 from the sales of C-Chip products and CSA services. We expect to realize additional revenue from our acquired technology and security service business in 2004 and beyond, although we are unable to forecast volumes at this time.

On the acquisition of all of the assets related to the C-Chip technology we discontinued our mineral exploration business and have reallocated all relevant development costs, totaling $602,606 to Loss from Discontinued Operations.

Our company posted a net loss of $698,027 for the three months ending March 31, 2004. The net loss for the nine month period ending March 31, 2004 was $3,009,759. Significant non cash expenses incurred during the nine month period ended March 31, 2004 included $1,418,451 for the discount on conversion of our Debenture; $203,200 for stock issued in payment of consulting fees; $297,606 for stock based compensation and $132,818 for depreciation and amortization. Had we determined stock based compensation expense based on the fair value at the date of grant for employee stock options pursuant to SFAS No. 123, the net loss would have increased to $811,578 for three months ended March 31, 2004 and to $3,342,250 for the nine months ended March 31, 2004. Comparable amounts for 2003 were $878,888 and $888,972 respectively.

Financial Condition, Liquidity and Capital Resources

Since our acquisition of all of the assets related to the C-Chip technology in early 2003, our company has been engaged in the development and the marketing of wireless solutions that offer complete remote access, control and the management over targeted equipment and services.

As part of interim financing by shareholders related parties paid certain operations expenses directly and advanced funds for working capital. The amounts due are non-interest bearing, unsecured, and have no fixed terms of repayment. The amount due related parties at March 31, 2004 was $214,285 (June 30, 2003: $233,566).

As part of our acquisition of CSA, in February 2004, we acquired a Note Receivable of $473,271 receivable within one year, without interest.

For the nine-month period ended March 31, 2004, our company had used net-cash of $990,482 for its operations. This compared to net-cash used of $107,980 in the comparable 2003 period. Until our company is able to generate sufficient cash flow to sustain its ongoing business activity, management plans to obtain working capital through sale of its common stock.

As of March 31, 2004 current assets were $1,108,982 including cash of $361,051 This compares with current assets of $20,281 and cash of $8,505 at June 30, 2003. As of March 31, 2004, we had working capital of $477,482 compared to a deficiency of $828,127 at June 30, 2003. The substantial improvement in working capital is primarily attributable to proceeds from our private placement of common shares and conversion of a $500,000 Promissory Note to 909,090 shares and 909,090 share purchase warrants.

Recent Accounting Pronouncements

In December 2003, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104), which supersedes SAB 101, "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions did not have a material impact on the Company's consolidated financial position and results of operations. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 on January 1, 2003.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our present officers and directors are set forth below:

Name	Age	Position Held

Stephane Solis	45	President, Chief Executive Officer and Director
Benjamin Leboe	59	Chief Financial Officer
Robert Clarke	60	Chairman of the Board of Directors
John Fraser	58	Director and Secretary
Cherry Lim	38	Director
Claude Pellerin	33	Vice President of Legal Affairs

Each director serves until our next annual meeting of the stockholders or unless they resign earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

Stephane Solis began his career in 1985 with Midland Doherty Inc., a predecessor of Merrill Lynch Canada Inc., as a Research Analyst in the communications and media sector. In 1990, he joined a Montreal subsidiary of Lombard Odier, one of the largest private banks in Switzerland, where he provided investment advice on Canadian companies to a select clientele. In 1993 he co-founded GLS Capital Inc., an institutional research boutique specializing in the information technology sector. In 1995, Mr. Solis sold GLS Capital Inc. to Yorkton Securities Inc. and joined Yorkton's corporate finance team and managed the company's operations in Montreal. At Yorkton, Mr. Solis was focused on the financing, both private and public, of emerging companies, mostly in the information technology sector. In 1998, he joined Groome Capital.com Inc. to work in corporate finance. Since mid 2000, Mr. Solis has been consultant to a number of small and emerging high-tech companies. Mr. Solis joined C-Chip in November 2000, first as consultant, then in March 2001 as its Chief Financial Officer and, since January 2003 as its President and Chief Executive Officer. Mr. Solis has been an officer of the Company since January 2003. He is also a Director of Equilar Capital Corporation since March 2001. Between May 2001 and August 2001, Mr. Solis was Director of Innofone.com (OTCBB: INNF).

Ben Leboe is Principal, Independent Management Consultants of British Columbia, providing financial and consulting services since 1990. He holds the position of Chief Financial Officer of C-Chip and Director and Chief Financial Officer of Asia Payment Systems Inc. Previously, Ben provided financial consulting services to WaveRider Communications Inc. and numerous other enterprises. Ben was formerly a Partner with Peat Marwick Stevenson & Kellogg in British Columbia and was also Vice President and Chief Financial Officer of VECW Industries Ltd. Mr. Leboe is a Chartered Accountant and Certified Management Consultant. He received his Bachelor of Commerce Degree from the University of British Columbia.

Since June 2000, Robert Clarke has been Chairman and Chief Executive Officer of 7bridge Capital, a private venture capital group based in Hong Kong. Since October 1998, Mr. Clarke has been Chairman of the Board of Directors of Asia Payment Systems, Inc. During the last five years, Mr. Clarke has served as a Director and as President and Chief Executive Officer at various times of ePHONE Telecom Inc. (OTCBB:EPHO) as follows: He served as the Chairman of the Board of Directors from April 1999 until July 21, 2000 and again from December 1, 2000 to September 12, 2002. Mr. Clarke also served as the President and Chief Executive Officer of ePhone from June 3, 1999 to August 8, 1999, and also from March 9, 20000 until April 1, 2000 and again from December 1, 2000 to July 1, 2001. During two periods he was CEO but not President. These periods were from August 8, 1999 to March 9, 2000 and from April 1, 2001 to July 2001. He carried out the functions normally associated with the offices he held and in particular during the periods when he held the office of CEO he was responsible for the overall direction and operation of the company. From January 1997 to November 1997, Mr. Clarke was President, CEO and a Director of Waverider Communications Inc (OTCBB:WAVC). He resigned as President in November 1997, but carried on as Director and CEO for an additional month until December 1997. Mr. Clarke was a Director and Chairman of TEK Digitel Corp. (OTCBB:TEKI) from June 1998 until September 1999, but had no executive responsibilities and was paid no compensation. During the period July 1998 to August 1999 Mr. Clarke was a director of Innofon.Com Inc. (OTCBB:INNF).

John Fraser has been Secretary and Director of the Company since January 2003. Mr. Fraser was a partner with for twenty years with KPMG Canada until January 1998. For the last four years of his career with KPMG, he was Vice Chairman of the firm and responsible for the Canadian management consulting division. In January 1998, he started providing consulting services to professional services and high technology start-up firms, which services he continues to provide to this day, and since January 1999, under the name J G Fraser & Associates Inc. In February 2004, J G

Fraser & Associates became a partner in Catalyst Consulting, a private Canadian consulting firm providing management consulting services to law firms and law departments in Canada and internationally. From July 1999 to August 2002, Mr. Fraser was a director of ePHONE Telecom Inc. (OTCBB:EPHO). Mr. Fraser has been an officer and a director of Asia Payment Systems, Inc. (OTCBB:APYM) since September 2002. From June 2000 to May 2003, Mr. Fraser was a director of Walters Forensic Engineering, a public engineering firm based in Toronto, Canada. (CDNX:YWL). He is a director of 7bridge Capital, a private venture capital group based in Hong Kong. He is also a director and Chairman of Hincks Dellcrest, a non-profit organization located in Toronto, Canada.

Cherry Lim has extensive professional experience in manufacturing and Telecommunications in Asia. She began her career in manufacturing, and before migrating to Singapore worked with a Hong Kong based conglomerate assisting the top management in the operation of manufacturing facilities in the region and in negotiating various technology transfer projects to mainland China. Since 1990 she has worked in telecoms, first for SingTel in Singapore and then Deustsche Telekom in Hong Kong; and in 1996 she joined eGlobe, Inc. At eGlobe, which she left as Director, Business Development in 2000, she was responsible for spearheading and fostering partnerships with major Telcos and ISPs in the Asia Pacific region. Ms. Lim is now President of 7bridge Systems (HK) Limited, a Hong Kong based telecommunications company.

Claude Pellerin is legal consultant and Vice-President of legal affairs for C-Chip Technologies Corporation since February 2002, Mr. Pellerin studied political science at the University of Montreal, as well as business management at the Business School of Commerce (HEC). After his first bachelor's degree, he graduated from law school at the University of Montreal and was registered in the Québec Bar in December of 1997. Since the fall of 2000, he has been pursuing a master's degree in business law at the University of Montreal. Also, during the past few years he' has gained solid experience in the field of management being called to act as Secretary for Equilar Capital Corporation May 2002, as President for C-Chip Technologies Corporation Inc. Between September and December 2002, and was recently named vice-president of finance for the Gescorp Nominair Inc. In his current practice, he is legal consultant to a number of Canadian and foreign investors.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee is that our officers and directors devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers and directors during the three most recent fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
				Other
				Annual	Restricted	Securities
				Compen	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	sation	Award(s)	Options /	Payouts	Compens
Position [1]	Year	($)	($)	($)	($)	SARs (#)	($)	ation ($)

Stephane Solis	2003	18,775	0	2,086	0	500,000	0	0
President, Chief	2002	0	0	0	0	0	0	0
Executive Officer	2001	0	0	0	0	0	0	0
& Director

Ben Leboe	2003	8,340	0	0	0	200,000	0	0
Treasurer and Chief	2002	0	0	0	0	0	0	0
Financial Officer	2001	0	0	0	0	0	0	0

Robert Clarke	2003	0	0	0	0	250,000	0	0
Chairman of the	2002	0	0	0	0	0	0	0
Board of Directors	2001	0	0	0	0	0	0	0
John Fraser	2003	0	0	0	0	200,000	0	0
Secretary &	2002	0	0	0	0	0	0	0
Director	2001	0	0	0	0	0	0	0

Cherry Lim	2003	0	0	0	0	200,000	0	0
Director	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Claude Pellerin	2003	18,955	0	0	0	100,000	0	0
Vice President	2002	0	0	0	0	0	0	0
	2001	0	0	0	0	0	0	0

Mike Muzylowski	2002	0	0	0	0	0	0	0
President & Director	2001	0	0	0	0	0	0	0
(resigned - 2002)

Carlo Civelli	2002	0	0	0	0	0	0	0
Secretary &	2001	0	0	0	0	0	0	0
Director
(resigned - 2002)

[1] All compensation received by the officers and directors has been disclosed.

Option/SAR Grants and Securities Authorized for Issuance Under Equity Compensation Plans

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors, other than our 2003 and 2004 Incentive Stock Option Plans. Under these Plans, the board of directors is vested with discretionary authority to grant options to persons furnishing services to us. There are 5,000,000 shares in each plan. As of June 25, 2004 4,493,918 options were awarded in the 2003 Plan: 1,556,418 shares have been issued as a result of the exercise of options, 150,000 options were cancelled leaving 3,087,500 options outstanding. No options have been awarded from the 2004 Plan.

Option Grants to Officers and Directors During the Last Fiscal Year

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to
	Options/SARs	Employees in	Exercise of Base
Name	Granted (#)	Fiscal Year	Price ($/Sh)	Expiration Date

Stephane Solis	500,000	20.04%	$0.20	June 17, 2008
Benjamin Leboe	200,000	8.02%	$0.20	June 17, 2008
Claude Pellerin	100,000	4.01%	$0.20	June 17, 2008
Robert Clarke	250,000	10.02%	$0.20	June 17, 2008
John Fraser	200,000	8.02%	$0.20	June 17, 2008
Cherry Lim	200,000	8.02%	$0.20	June 17, 2008

Aggregated option/SAR Exercised by Officers and Directors in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options/SARs at FY-
			Options/SARs at FY-End (#)		End ($)
	Shares
	Acquired on	Value
Name	Exercised (#)	Realized ($)	Exercisable	Unexercisable	Unexercisable	Exercisable

Stephane Solis	0	0	150,000	350,000	$33,125	$99,375
Benjamin Leboe	0	0	50,000	150,000	$13,250	$39,750
Claude Pellerin	0	0	25,000	75,000	$6,625	$19,875
Robert Clarke	0	0	62,500	182,500	$16,563	$48,362
John Fraser	0	0	50,000	150,000	$13,250	$39,750
Cherry Lim	0	0	50,000	150,000	$13,250	$39,750

As of March 17, 2004 all above options became exercisable.

Future Compensation of Our Officers

For the fiscal year ending June 30, 2004, we intend to pay Stephane Solis, our president and chief executive officer, a base salary of CND$115,000. We have not determined for Mr. Solis a bonus plan, including options that may be granted to him in the fiscal year ending June 30, 2004.

For the fiscal year ending June 30, 2004, we intend to pay Benjamin Leboe, our treasurer and chief financial officer consulting fees of approximately CDN$75,000, depending upon services provided. We have not determined for Mr. Leboe a bonus plan, including options that may be granted to him in the fiscal year ending June 30, 2004.

For the fiscal year ending June 30, 2004, we intend to pay Claude Pellerin, our vice president of legal affairs, a base salary of CND$37,500. We have not determined for Mr. Pellerin a bonus plan, including options that may be granted to him in the fiscal year ending June 30, 2004.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure other than our 2003 and 2004 Incentive or Nonqualified Stock Option Plans.

Compensation of Directors

We do not have any plans to pay our directors any money. We do intend to grant our directors options for serving on our board of directors. For fiscal year ending June 30, 2004, we have not determined the compensation that we may grant our directors.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of June 25, 2004, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares. The address for each person is our address at 4710 St. Ambroise, Suite 227, Montreal, Quebec, Canada H4C 2C7.

	Direct Amount
Name of Beneficial	of Beneficial			Percent
Owner	Owner		Position	of Class [8]

Stephane Solis	500,000	[1]	President, Chief Executive Officer and Director	0.00%

Benjamin Leboe	202,000	[2]	Treasurer and Chief Financial Officer	0.00%

Claude Pellerin	109,000	[3]	Vice President of Legal Affairs	0.00%

Robert Clarke	225,000	[4]	Chairman of the Board of Directors	0.00%

John Fraser	200,000	[5]	Secretary and a Director	0.00%

Cherry Lim	160,000	[6]	Director	0.00%

All officer and Directors as a Group (6 Persons)	1,396,000	[7]		0.01%

Capex Investments Ltd.	8,170,876	[9]		20.69%
315 St. James Court
St. Denis Street
Port Louis
Republic of Mauritius

[1]	The foregoing figure consists of unexercised options.
[2]	Includes 72,000 shares of common stock and an unexercised option to acquire 130,000 shares.
[3]	Includes 109,000 shares of common stock and an unexercised option to acquire 93,000 shares of common stock.
[4]	Includes 45,000 shares of common stock and an unexercised option to acquire 180,000 shares.
[5]	Includes 95,000 shares of common stock and an unexercised option to acquire 105,000 shares.
[6]	The foregoing figure consists of unexercised options.
[7]	This company is controlled by certain members of our board of directors.
[8]	Excluding unexercised options.
[9]	This company is controlled by members of our board of directors.

Selling Warrant Holders

The following sets forth the name of each Series A warrant holder, the number warrants owned by each holder and the expiration date of the warrant. One warrant and $1.10 entitles a warrant holder to acquire one share of common stock. To our knowledge, the selling warrant holders have not held nor had any material relationship with us within the past three years. The terms of the warrants whose underlying shares of common stock are included for resale under this prospectus prohibit exercise of the warrants to the extent that it would result in the holder beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 61 days' prior written notice to us. Also, this limitation does not preclude the holder from exercising the warrant and selling shares underlying the warrant in stages over time where each stage does not cause the holder to beneficially own shares in excess of the limitation amount. The Series A Warrants are exercisable as follows:

	Numbers of A Warrants
Name of beneficial owners	Owned	Expiration date
Gamma Opportunity Capital Partners, LP	769,231	April 28, 2006
Longview Fund, LP	615,385	April 28, 2006
Enable Growth Partners, L.P.	153,846	April 28, 2006
AS Capital Partners LLC	100,000	April 28, 2006
Alpha Capital AG	300,000	April 28, 2006
Republic Aggressive Growth, Inc.	215,385	April 28, 2006
Gryphon Master Fund, L.P.	384,615	April 28, 2006
TOTAL	2,538,462

The following sets forth the name of each Series B warrant holder, the number warrants owned by each holder and the expiration date of the warrant. One warrant and $1.50 entitles a warrant holder to acquire one share of common stock. To our knowledge, the selling warrant holders have not held nor had any material relationship with us within the past three years. The terms of the warrants whose underlying shares of common stock are included for resale under this prospectus prohibit exercise of the warrants to the extent that it would result in the holder beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 61 days' prior written notice to us. Also, this limitation does not preclude the holder from exercising the warrant and selling shares underlying the warrant in stages over time where each stage does not cause the holder to beneficially own shares in excess of the limitation amount. The Series B Warrants are exercisable as follows:

	Number of B
Name of beneficial owners	Warrants Owned	Expiration date
Gamma Opportunity Capital Partners, LP	500,000	45 days following the effectiveness date as defined in the Purchase Agreement
Longview Fund, LP	400,000
Enable Growth Partners, L.P.	100,000
AS Capital Partners LLC	65,000
Alpha Capital AG	195,000
Republic Aggressive Growth, Inc.	140,000
Gryphon Master Fund, L.P.	250,000
TOTAL	1,650,000

The following sets forth the name of each Series C warrant holder, the number warrants owned by each holder and the expiration date of the warrant. One warrant and $1.00 entitles a warrant holder to acquire one share of common stock. To our knowledge, the selling warrant holders have not held nor had any material relationship with us within the past three years. The terms of the warrants whose underlying shares of common stock are included for resale under this prospectus prohibit exercise of the warrants to the extent that it would result in the holder beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 61 days' prior written notice to us. Also, this limitation does not preclude the holder from exercising the warrant and selling shares underlying the warrant in stages over time where each stage does not cause the holder to beneficially own shares in excess of the limitation amount. The Series C Warrants are exercisable as follows:

	Numbers of C
Name of beneficial owners	Warrants Owned	Expiration date
Gamma Opportunity Capital Partners, LP	500,000

On the earlier of (A) 45 days following the effective date (as defined in the Purchase Agreement) if the Holder does not exercise its Series B Warrant issued pursuant to the Purchase Agreement and (B) April 28, 2006 if the Holder exercises its Series B warrant (such period being the "Term")

Longview Fund, LP	400,000
Enable Growth Partners, L.P.	100,000
AS Capital Partners LLC	65,000
Alpha Capital AG	195,000
Republic Aggressive Growth, Inc.	140,000
Gryphon Master Fund, L.P.	250,000
TOTAL	1,650,000

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares. To our knowledge, the selling shareholders have not held nor had any material relationship with us within the past three years. The terms of the warrants whose underlying shares of common stock are included for resale under this prospectus prohibit exercise of the warrants to the extent that it would result in the holder beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 61 days' prior written notice to us. Also, this limitation does not preclude the holder from exercising the warrant and selling shares underlying the warrant in stages over time where each stage does not cause the holder to beneficially own shares in excess of the limitation amount.

				Percentage of shares
		Percentage of		owned after the
	Total number of	shares owned	Number of	offering assuming all of
	shares owned	prior to	shares being	the shares are sold in
Name	prior to offering	offering	offered	the offering
Gamma Opportunity Capital Partners, LP	769,231	1.94%	769,231	0.00%
Longview Fund, LP	615,385	1.55%	615,385	0.00%
Enable Growth Partners, L.P.	153,846.39%		153,846	0.00%
AS Capital Partners LLC	100,000.25%		100,000	0.00%
Alpha Capital AG	300,000.76%		300,000	0.00%
Republic Aggressive Growth, Inc.	215,385.55%		215,385	0.00%
Gryphon Master Fund, L.P.	384,615.97%		384,615	0.00%
TOTAL	2,538,462	6.41%	2,538,462	0.00%

Future Sales of Shares

As of June 25, 2004, a total of 39,595,803 shares of common stock are issued and outstanding. Of the 39,490,803 shares outstanding, 25,567,995 are freely tradable and 14,027,808 are restricted securities as defined in Rule 144 of the Securities Act of 1933. Under Rule 144, the restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Of the 14,027,808 restricted shares, 2,538,462 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

Currently there are 9,712,099 share purchase warrants outstanding. The 3,873,637 warrants issued prior to March 31, 2004 are exercisable now and these warrants have various expiration dates in 2006 and have an exercise price of $1.00 per share. The Series A, B, and C Warrants outstanding total 5,838,462 have various exercisable and expiration dates. See "Selling Warrant Holders". If the warrant holder does not exercise the warrant within said time period, the warrant will expire and be of no value.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

As part of interim financing by shareholders, we have purchased management services from Capex Investments Limited, the vendor in our asset purchase transaction. Capex and related parties also paid certain operations expenses directly and advanced funds for working capital. The amounts due are non-interest bearing, unsecured, and have no fixed terms of repayment. The amount due to related parties, including Capex, as of March 31, 2004 was $214,285.

Capex Investments Limited is controlled by members of our board of directors.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to June 30, 2002, included in this prospectus have been audited by Williams and Webster, P.C., Independent Certified Public Accountants, Bank of America Financial Center, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201. Our financial statements for the period from July 1, 2002 to June 30, 2003, included in this prospectus have been audited by Manning Elliott, Chartered Accountants, 11th Floor, 1050 West Pender Street; Vancouver, British Columbia, Canada V6E 3S7, as set forth in their report included in this prospectus.

Change of Auditors

On October 7, 2002, we dismissed Williams & Webster, P.S. as our independent auditors. During the two most recent fiscal years and subsequent interim period, there were no disagreements on matters of accounting principles and practices, financial disclosure, or auditing scope of procedure between Williams & Webster and us. Williams & Webster, P.S. was dismissed because we determined that it was in our best interests to have our independent auditors located in Vancouver, British Columbia where our corporate headquarters were located.

The report of Williams & Webster, P.S. on the Registrant's financial statements as of and for the year ended June 30, 2002 did not contain an adverse, qualified or disclaimer of opinion. However, the Reports did contain an explanatory paragraph wherein Williams & Webster expressed substantial doubt about our ability to continue as a going concern.

We requested Williams & Webster to furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the statements made by us in response to Item 4 of our Form 8-K, and, if not, stating the respects in which it did not agree. We delivered a copy of the Form 8-K report to Williams & Webster on October 18, 2002, via facsimile. Williams & Webster replied and its letter agreeing with the statements contained therein was attached as Exhibit 16.1 to our Form 8-K.

On October 7, 2002, our board of directors engaged Manning Elliott, Chartered Accountants, 11th Floor, 1050 West Pender Street, Vancouver, British Columbia, Canada V6E 3S7, as its independent auditor for its fiscal year ending June 30, 2003 and subsequent years. Manning Elliott accepted such appointment on October 11, 2002. Prior to their appointment, we did not consult with Manning Elliott on any matters related to accounting or the type of opinion they may issue.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis.

Our audited financial statements for the years ending June 30, 2003 and 2002 as well for the nine month period ending March 31, 2004 (unaudited) immediately follow:

Table of Contents

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS MARCH 31,2004
Consolidated Balance Sheets	F-1
Consolidated Statements of Operations	F-2
Consolidated Statements of Cash Flows	F-3
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-4
INDEPENDENT AUDITOR'S REPORT	F-15
INDEPENDENT AUDITOR'S REPORT	F-16
ANNUAL AUDITED CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2003
Balance Sheets	F-17
Statements of Operations	F-18
Statements of Cash Flows	F-19
Statement of Stockholders' Equity (Deficit)	F-20
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS	F-21

C-Chip Technologies Corporation
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)

	March 31 2004 $ (unaudited)	June 30 2003 $ (audited)
ASSETS

Current Assets

Cash	361,051	8,505
Accounts receivable, net of allowance for doubtful accounts of $17,250 and Nil, respectively	149,916	-
Inventory	79,750	-
Note Receivable (Note 3(a))	473,271
Other current assets	44,994	11,776

Total Current Assets	1,108,982	20,281

Property and Equipment (Note 4)	70,975	59,855

Intangible Assets (Note 5)	487,755	609,645
Goodwill (Note 3(a))	385,852
Total Assets	2,053,564	689,781

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities

Accounts payable	193,735	73,342
Accrued liabilities	223,480	41,500
Due to related parties (Note 6)	214,285	233,566
Promissory Note (Note 7(e))	-	500,000
Total Current Liabilities	631,500	848,408

Debenture Payable (Note 7(f))	-	922,700
Total Liabilities	631,500	1,771,108
Contingencies and Commitments (Notes 1 and 9)

Stockholders' Equity (Deficit)

Common Stock, 100,000,000 shares authorized with a par value of $0.00001;
36,028,385 and 25,293,960 issued and outstanding, respectively	360	253

Additional Paid-in Capital	6,225,858	645,268
Deferred Compensation	(70,219)	-
	6,155,999	645,521
Accumulated Other Comprehensive Income	2,672
Deficit Accumulated During the Development Stage	(4,736,607)	(1,726,848)
Total Stockholders' Equity (Deficit)	1,422,064	(1,081,327)
Total Liabilities and Stockholders' Equity	2,053,564	689,781

(The Accompanying Notes are an Integral Part of These Financial Statements)

C-Chip Technologies Corporation
(A Development Stage Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)
(unaudited)

	Accumulated from
	June 26, 2000
	(Date of
	Inception)	Three Months Ended		Nine Months Ended
	to March 31,	March 31,		March 31,
	2004	2004	2003	2004	2003
	$	$	$	$	$

Revenue	568,762	420,726	-	568,762	-

Cost of Sales	339,231	272,784	-	339,231	-
Gross Margin	229,531	147,942	-	229,531	-

Expenses

Acquired in-process research and development	650,000	-	650,000		650,000
Depreciation and amortization	181,318	44,586	3,935	132,818	3,935
Bank charges and exchange	3,770	13,297	5,349	(8,674)	5,349
Consulting fees (Note 8(a))	203,200	66,200	-	203,200	-
Debenture accretion	136,325	-	59,850	16,625	59,850
Debenture interest	27,397	-	12,500	2,397	12,500
Discount on conversion of debt	1,418,451	-	-	1,418,451	-
General and administration	521,739	215,729	49,568	445,757	49,568
Professional fees	302,031	72,652	60,976	200,772	60,976
Provision for doubtful accounts	14,290	3,031	-	14,290	-
Research and development	201,612	132,479	5,267	190,540	5,267
Salaries and benefits	377,934	156,514	-	317,049	-
Stock based compensation	317,006	133,022	31,443	297,606	31,443
Total expenses	4,355,073	837,510	878,888	3,230,831	878,888
Other income interest	8,459	8,459		8,459

Net Loss before discontinued operations	(4,134,001)	(698,027)	878,888	(3,009,759)	878,888

Loss from discontinued operations (Note 9)	(602,606)	-	-	-	(10,084)

Net Loss for the period	(4,736,607)	(698,027)	(878,888)	(3,009,759)	(888,972)

Net Loss Per Share B Basic and diluted

Net Loss before discontinued operations		(0.02)	(0.03)	(0.09)	(0.01)
Loss from discontinued operations		-	-	-	(0.00)

Net Loss per share		(0.02)	(0.03)	(0.09)	(0.01)

Weighted Average Shares Outstanding		34,450,000	30,982,000	31,820,000	100,752,000

(The Accompanying Notes are an Integral Part of These Financial Statements)

C-Chip Technologies Corporation
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)
(unaudited)

	For the nine months
	ended March 31,
	2004	2003
	$	$

Cash Flows From Operating Activities

Net loss	(3,009,759)	(888,972)

Adjustments to reconcile net loss to cash
Expenses settled with issuance of common shares	203,200	-
Stock based compensation	297,606	-
Discount on conversion of debt	1,418,451	-
Accrued debenture interest	-	12,500
Depreciation and amortization	132,818	653,935
Accretion of debenture	16,625	59,850

Changes in operating assets and liabilities
Mineral properties written off	-	27
Decrease (increase) in accounts receivable	4,652	(4,596)
(Increase) in prepaid revenue	(3,482)	-
(Increase) in inventory	(66,410)	-
(Increase) in other assets	(32,548)	-
Increase in accounts payable and accrued liabilities	48,365	59,276
Net Cash Used In Operating Activities	(990,482)	(107,980)

Cash Flows To Investing Activities
Capital assets	(13,122)	(67,725)
Bank indebtedness assumed in business acquisition	(283,740)	-
C-Chip Technology	-	(574,285)
Patents and trademarks	-	(75,990)
In-process research and development	-	(650,000)
Net Cash Used in Investing Activities	(296,862)	(1,368,000)
Cash Flows From Financing Activities
Increase (decrease) in related party payables	(19,281)	142,210
Promissory note	-	500,000
Debenture	-	803,000
Proceeds from issuance of common shares	1,630,499	25,000
Financing costs related to issuance of common shares	(82,319)	-
Proceeds from exercise of stock options	108,319	-
Net Cash Provided By Financing Activities	1,637,218	1,470,210
Effect of Exchange Rate Changes on Cash	2,672	-
Net Increase (Decrease) in Cash	352,546	(5,770)
Cash - Beginning of Period	8,505	11,530
Cash - End of Period	361,051	5,760
Non-Cash Financing and Investing Activities
Issuance of common shares for business acquisition	468,000	-
Supplemental Disclosures
Interest paid	25,350	-
Income taxes paid	-	-

(The Accompanying Notes are an Integral Part of These Financial Statements)

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

  Company Background

  The Company was incorporated in the State of Nevada on June 26, 2000 as Keystone Mines Limited.

  On January 7, 2003 the Company acquired assets and intellectual property and changed its business focus to the development of security technology and changed its name to C-Chip Technologies Corporation. On February 17, 2004, the Company expanded the scope of its business by acquiring Canadian Security Agency (2004) Inc., ("CSA" or "subsidiary") a company providing guard and security services in Montreal Canada.

  Planned principal activities have commenced but the Company continues to be in the development stage.

  The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to commercialize its development of products and patents, attaining profitable business operations, and/or raising additional equity financing.

  The Company has funded itself through issuance of shares or by loans from shareholders and/or directors. During the next twelve months the Company also plans to raise funds through the sale of security services, products and through cost re-imbursements. The Company's shares trade on the OTC Bulletin Board under the symbol CCHI.

  Summary of Significant Accounting Principles

  a)       Year End

  The Company's year-end is June 30.

  b)       Basis of Accounting

  These financial statements are prepared in conformity with accounting principles generally accepted in the United States and are presented in US dollars.

  b)       Principles of Consolidation

  The consolidated financial statements include the accounts of CSA, a wholly-owned subsidiary incorporated in Quebec, Canada, from the date of acquisition of February 17, 2004. All inter-company accounts and transactions have been eliminated.

  c)       Cash and Cash Equivalents

  The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

  d)       Long-Lived Assets

  Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.

  e)       Foreign Currency Transactions/Balances

  The Company's functional currency is the Canadian dollar. Occasional transactions occur in U.S. dollars, and management has adopted SFAS No. 52, "Foreign Currency Translation". Assets and liabilities denominated in foreign currencies are translated into US dollars at rates of exchange in effect at the balance sheet date. Average rates for the year are used to translate revenues and expenses. Resulting translation gains and losses are accumulated in a separate component of shareholders' equity.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

  Summary of Significant Accounting Principles (continued)

  f)       Research and Development

  The Company is in the development stage and all costs relating to research and development are charged to operations as incurred.

  g)       Use of Estimates

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  h)       Recent Accounting Pronouncements

  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of non-public entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard did not have a material effect on the Company's results of operations or financial position.

  In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions did not have a material impact on the Company's consolidated financial position and results of operations. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 on January 1, 2003.

  i)       Financial Instruments

  Financial instruments include cash and equivalents, accounts receivable, note receivable, accounts payable, accrued liabilities, and related party payables. The fair values approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

  Summary of Significant Accounting Principles (continued)

  j)       Other Comprehensive Income (Loss)

  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. The Company had a comprehensive loss of $695,355 and $3,007,087 for the three and nine month periods ended March 31, 2004, respectively, and includes a foreign currency translation gain of $2,672 as of March 31, 2004.

  k)       Net Loss Per Share

  The Company computes net loss per share in accordance with SFAS No. 128, "Earning per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted net loss per share (EPS) on the face of the income statement. Basic net loss per share is computed by dividing the net loss for the year by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock and potential common stock outstanding during the period, if dilutive.

  l)       Stock-Based Compensation

  The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company's employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair market value of the stock award or fair market value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

  On April 22, 2003 the Company filed a Form S-8 Registration Statement with the US Securities and Exchange Commission to register 5,000,000 shares of common stock pursuant to the Company's 2003 Nonqualified Stock Option Plan (the "Plan"). The determination of those eligible to receive options under this Plan, and the amount, type, price and timing of each stock option and the terms and conditions shall rest at the sole discretion of the Company's Compensation Committee, subject to the provisions of the Plan.

  During the three month period ended March 31, 2004, the Company granted 267,263 stock options pursuant to a non-qualified stock option plan at exercise prices ranging from $0.00001 to $0.77 per share. Stock options granted to non-employees totalled 107,263 and vested immediately. Stock options granted to employees vest over a period of one year.

  A total of 374,263 options were exercised during the quarter ending March 31, 2004. Stock options outstanding as March 31, 2004 were 2,675,500 with 1,563,832 available for future issuance.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

  Summary of Significant Accounting Principles (continued)

  l)       Stock-Based Compensation (continued)

  The fair value of the options granted during the period was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of .84%, expected volatility of 108%, an expected option life of 0.4 years and no expected dividends. The weighted average fair value of options granted was $0.53 per share. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options, the net loss would have increased by $113,551 for the three months ended March 31, 2004.

  During the three and nine month periods ended March 31, 2004, the Company recognized stock-based compensation for non-employees in the amount of $133,022 and $297,606, respectively.

  The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and unvested awards in each period.

	Three months ended March 31,		Nine months ended March 31,
	2004	2003	2004	2003
	$	$	$	$
Net loss C as reported	(698,027)	(878,888)	(3,009,759)	(888,972)
Add: Stock-based compensation expense included in net loss C as reported	133,022	-	297,606	-
Deduct: Stock-based compensation expense determined under fair value method	(246,573)	-	(630,097)	-

Net loss - pro forma	(811,578)	(878,888)	(3,342,250)	(888,972)

Net loss per share (basic and diluted) - as reported	$(0.02)	$(0.03)	$(0.09)	$(0.01)
Net loss per share (basic and diluted) - pro forma	$(0.02)	$(0.03)	$(0.10)	$(0.01)

  m)       Revenue Recognition

  The Company's C-Chip technology is still in the development stage and has generated limited commercial sales of products. The Company developed prototypes for testing by potential customers which were billed for a portion of the costs incurred. The Company recorded these cost recoveries when paid as a credit to the respective expense in the statement of operations.

  Sales of security services commenced on the acquisition of CSA. Clients are provided ongoing personnel and products based upon service agreements with revenue recognized as services are performed.

  The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

  Summary of Significant Accounting Principles (continued)

  n)       Property and Equipment

  Property and equipment are recorded at cost. Amortization is calculated on the declining balance method, except for the leasehold improvements where the straight-line method is used, at the following annual rates or period:

Computer equipment	30%
Furniture	20%
Leasehold improvements	5 years
Machinery and equipment	20%

  o)       Inventory

  Inventory consists of the Company's Credit Manager, Shadow products and related components and is available for sale to customers. Inventory is valued at the lower of cost and net realizable value. Cost is determined on a weighted average cost basis.

  p)       Purchased Intangible Assets

  An acquired intangible asset that represents technology that has reached technological feasibility is capitalized at cost. Amortization will be calculated using the straight-line method over four years and recorded commencing in the first quarterly period following acquisition. Acquired in-process research and development is charged to operations on acquisition.

  q)       Income Tax

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. The Company has incurred net operating losses. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

  q)       Reclassifications

  Certain reclassifications have been made to the prior year's financial statements to conform to the current period's presentation.

  r)       Interim Financial Statements

  These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

  Summary of Significant Accounting Principles (continued)

  s)       Acquired Goodwill

  Goodwill represents the excess of the purchase price of acquired assets over the fair values of the identifiable assets acquired and liabilities assumed. Pursuant to SFAS No. 141, the Company does not amortize goodwill, but tests for impairment of goodwill on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Circumstances that could trigger an impairment test include but are not limited to: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition and loss of key personnel. Goodwill is tested for impairment using present value techniques of estimated future cash flows; or using valuation techniques based on multiples of earnings. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is charged to operations.

  t)       Contingent Consideration

  In connection with the Company's acquisition of CSA, if certain future internal performance goals are later satisfied, the aggregate consideration for the acquisition will be increased. Such additional consideration, if earned, will be paid in the form of additional shares of the Company's common stock now held in escrow. Any additional consideration paid will be allocated between goodwill, stock-based compensation expense and deferred compensation. The measurement, recognition and allocation of contingent consideration are accounted for using the following principles:

  Measurement and Recognition

  In accordance with SFAS No. 141, Business Combinations ("SFAS 141"), contingent consideration is recorded when a contingency is satisfied and additional consideration is issued or becomes issuable. The Company records the additional consideration issued or issuable in connection with the acquisition when a specified internal performance goal is met. For additional consideration paid in stock, the Company calculates the amount of additional consideration using the closing price of its common stock on the date the performance goal is satisfied.

  Amount Allocated to Goodwill

  In accordance with EITF No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination ("EITF 95-8") and FIN 44, the portion of additional consideration issuable to holders of unrestricted common stock and fully vested options as of the acquisition date is recorded as additional purchase price, as the consideration is unrelated to continuing employment with the Company. Such portion is allocated to goodwill.

  Amount Allocated to Stock-Based Compensation Expense

  In accordance with EITF 95-8, the intrinsic value associated with additional consideration related to stock or options that vest between the acquisition date and the date at which the contingency is satisfied is recorded as an immediate charge to stock-based compensation expense because the consideration is related to continuing employment with the Company.

  Amount Allocated to Deferred Compensation

  Additional consideration related to options and restricted stock that remain unvested when the contingency is satisfied is recorded as deferred compensation expense under EITF 95-8 and FIN 44, as such consideration will only be earned to the extent that the holder of such options or restricted stock continues to be employed by the Company and meets the vesting requirements. The amount recorded as deferred compensation is based upon the intrinsic value of the restricted stock and unvested options at the date at which the contingency is satisfied. The Company amortizes such deferred compensation over the remaining vesting period of the underlying restricted stock and unvested options. In the event that a holder does not fully vest in the restricted stock or unvested options, the unamortized portion of deferred compensation is eliminated.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

  Acquisitions

  a)       Acquisition of Business

  The consolidated financial statements include the results of operations of Canadian Security Agency (2004) Inc., from the date of acquisition of February 17, 2004.

  The Company acquired all the issued and outstanding shares of CSA in exchange for 1,600,000 restricted common shares of the Company. Pursuant to the terms of the acquisition agreement, 600,000 shares were released on closing and 1,000,000 of the shares are held in escrow as contingent consideration related to revenue targets and repayment of a note receivable. The note receivable in the amount of $473,271 is due from the seller on or before February 17, 2005. The released shares were recorded at their fair value of $468,000.

  Allocation of Initial Purchase Consideration:

Note receivable	$47,3271
Accounts receivable	149,328
Advances from the Company	(203,897)
Property and equipment	8,347
Bank indebtedness	(93,567)
Accounts payable	(74,488)
Accrued liabilities	(176,846)
Goodwill	(385,852)
Total Initial Consideration	$468,000

  b)       Acquisition of Assets

  The financial statements for March 31, 2004 reflect the January 7, 2003 purchase of all assets and intellectual property relating to C-Chip Technology and share restructuring related thereto. The C-Chip Technology acquired is a new patent-pending wireless communications set of tools that offers complete remote control and access over targeted equipment and services. It allows selective enabling, disabling and other commands from/to anywhere in the world. The Company's initial marketing effort will be focused on North America, with services expanded later to Europe and Asia. A valuation analysis was applied to determine the purchase price and its allocation in compliance with SFAS 141. The consideration paid was 5,000,000 restricted shares of common stock with a fair value of $25,000, a non-interest bearing promissory note in the amount of $500,000 due January 31, 2003, and a convertible debenture in the amount of $2,000,000 with a fair value of $803,000, maturing on January 15, 2008 and carrying a coupon of 2.5% payable at the option of the holder in restricted shares of common stock. On July 25, 2003, the debenture, together with accrued interest to July 25, 2003, was converted into 3,910,120 restricted common stock at a 15% discount from market, using the face value of $2,000,000. As part of the asset purchase agreement the Company also paid the vendor $40,000 for-C-Chip development expenses incurred during the acquisition period bringing the total purchase price to $1,368,000. The payment of the promissory note was extended until September 2003 at which time it was applied to acquire 909,090 units of the private placement.

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S Dollars)
(Unaudited)

  Acquisitions (continued)

  b)       Acquisition of Assets (continued)

  The purchase price was allocated to the following asset categories:

Property and equipment	$67,725
Patents and trademarks	75,990
In-process research and development	650,000
C-Chip Technology	574,285
$1,368,000

  The in-process research and development was charged to operations on acquisition. The remaining intangible assets, patents and trademarks and C-Chip Technology, will be evaluated annually to determine their continuing value.

  Property and Equipment

			March 31,	June 30,
			2004	2003
			Net Book	Net Book
		Accumulated	Value	Value
	Cost	Amortization	$	$
	$	$	(unaudited)	(audited)

Computers	38,893	8,469	30,424	18,650
Leasehold improvements	5,075	1,270	3,805	4,567
Furniture	12,686	2,875	9,811	10,478
Machinery and equipment	34,166	7,231	26,935	26,160
Total property and equipment	90,820	19,845	70,975	59,855
Depreciation during the period			11,974

  Intangible Assets

			March 31,	June 30,
			2004	2003
			Net Book	Net Book
		Accumulated	Value	Value
	Cost	Amortization	$	$
	$	$	(unaudited)	(audited)

C-Chip technology	574,285	143,560	430,725	538,395
Patents and trademarks	75,990	18,960	57,030	71,250
Total other assets	650,275	162,520	487,755	609,645
Amortization during the period			121,890

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

  Related Party Transactions/Balances

  As part of interim financing the Company has purchased management services from shareholders, who also paid certain operations expenses directly and advanced funds for working capital. The amounts due are non-interest bearing, unsecured, and have no fixed terms of repayment. The amount due shareholders at March 31, 2004 is $214,285 (June 30, 2003: $233,566).

  Common Stock

  In the three and nine month periods ending March 31, 2004 the Company issued 180,000 and 660,000 restricted common shares for services valued at $66,200 and $203,200, respectively, being 50% of the market price of the Company's stock as at the date the services were contracted.

  In the three and nine month periods ending March 31, 2004 the Company issued 374,263 and 690,668 common shares for total proceeds of $81,816 and $108,318, respectively, from the exercise of stock options.

  In the three month period ending March 31, 2004 the Company issued 872,727 restricted common shares for total cash proceeds of $432,681, net of financing costs of $47,319, under a private placement of units consisting of one common share and one common share purchase warrant.

  In the three month period ending March 31, 2004 the Company issued 1,600,000 restricted common shares for the acquisition of Canadian Security Agency (2004) Inc.

  In the six month period ending December 31, 2003 the Company issued 3,000,910 restricted common shares for total cash proceeds of $764,500 and settlement of the $500,000 promissory note under a private placement of units consisting of one common share and one common share purchase warrant. The common shares purchase warrants expire in two years and have an exercise price of $1.00 per share. The Company's promissory note of $500,000 was redeemed for 909,090 units as part of this issue.

  In the three month period ending September 30, 2003 the Debenture Payable including accrued interest was converted into 3,910,120 restricted common shares at a 15% discount from market, using the face value of $2,000,000. This resulted in a discount on conversion of debt in the amount of $1,418,451, which is included in additional paid-in capital.

  Discontinued Operations

  Discontinued operations consist of the Company's former activities in mineral exploration. In December 2002 the Company's Board of Directors approved the termination of mining activity and the acquisition of C-Chip Technology.

  Contingencies and Commitments

  a)       Vehicle lease commitments are as follows:

2005	$17,329
2006	9,370
2007	2,650
$29,349

C-Chip Technologies Corporation
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2004
(Expressed in U.S. Dollars)
(Unaudited)

  Contingencies and Commitments (continued)

  b)       The Companies have a month to month premises lease for its head offices and R&D facilities located in Montreal, Canada. Total rent expense was $13,300 and $36,500 for the three and nine month periods ended March 31, 2004 (2003: $1,500 and $1,500).

  c)       CSA has bank indebtedness of $93,567 at March 31, 2004 within a Corporate Credit Line facility in the amount of Cnd$400,000, fluctuating with cash flow and collection of accounts receivable. Interest is charged at Canada bank prime plus 2% per annum. The facility is secured by a movable hypothec over accounts receivable and inventory of CSA; unlimited personal guarantee of Charles Finkelstein, former owner of the Company supported by collateral second mortgage on his personal residence and subrogation of the shareholder loan and salary bonus.

  Subsequent Event

  In April 2004 the Company issued 2,538,462 restricted common shares for total cash proceeds of $1,650,000 (before costs) under a private placement of units consisting of one common share and one common share purchase warrant exercisable for a period of two years at an exercise price of $1.10 per share.

  The Company has committed to register for resale the common shares sold, and the common shares issuable upon exercise of the warrants, with the Securities and Exchange Commission within 120 days from the date of closing. Upon the registration statement becoming effective, the investors shall have a 45-day option to purchase an additional 1.65 million units consisting of one common share and one common share purchase warrant, at a price of $1.00 per unit, with the share purchase warrants exercisable for a period of two years at an exercise price of $1.50 per share. If all warrants are exercised, 8,376,924 shares will be issued under this private placement for gross proceeds of $8,567,308.

Independent Auditors' Report

To the Stockholders
C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)

We have audited the accompanying balance sheet of C-Chip Technologies Corporation (formerly Keystone Mines Limited) as of June 30, 2003, and the related statement of operations, cash flows and stockholders' deficit for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying balance sheet of C-Chip Technologies Corporation as of June 30, 2002, and the related statement of operations, cash flows and stockholders' deficit accumulated for the period from June 26, 2000 (Date of Inception) to June 30, 2002 and the year ended June 30, 2002, was audited by other auditors in their report dated July 28, 2002. Those auditors expressed an unqualified opinion on those financial statements and included an explanatory paragraph describing the substantial doubt about the Company's ability to continue as a going concern.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements referred to above present fairly, in all material respects, the financial position of C-Chip Technologies Corporation (formerly Keystone Mines Limited) as of June 30, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues since inception and will need additional financing to sustain operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Manning Elliott

CHARTERED ACCOUNTANTS
Vancouver, Canada
September 10, 2003

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Balance Sheets
(Expressed in U.S. Dollars)

	June 30,
	2003 $	2002 $
ASSETS
Current Assets
Cash	8,505	11,530
Other current assets	11,776	-

Total Current Assets	20,281	11,530

Property and Equipment (Notes 3 and 4)	59,855	27

Intangible Assets (Notes 3 and 5)	609,645	-

Total Assets	689,781	11,557

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	73,342	1,941
Accrued liabilities	41,500	-
Due to related parties (Note 6)	233,566	1,018
Promissory Note (Notes 3 and 11(b))	500,000	-

Total Current Liabilities	848,408	2,959

Debenture Payable (Notes 3 and 11(a))	922,700	-

Total Liabilities	1,771,108	2,959

Contingencies (Note 1)
Stockholders' Equity (Deficit)
Common Stock, 100,000,000 shares authorized with a par value of $0.00001; 25,293,960 and 120,223,960 shares issued and outstanding, respectively (Note 7)	253	1,202

Additional Paid-in Capital	645,268	599,918

	645,521	601,120

Deficit Accumulated During the Development Stage	(1,726,848)	(592,522)

Total Stockholders' Equity (Deficit)	(1,081,327)	8,598

Total Liabilities and Stockholders' Equity	689,781	11,557

(The Accompanying Notes are an Integral Part of these Financial Statements)

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Statements of Operations
(Expressed in U.S. Dollars)

	Accumulated from
	June 26, 2000
	(Date of Inception)	For the year ended
	to June 30,	June 30,
	2003 $	2003 $	2002 $

Revenue	-	-	-

Expenses

Acquired in-process research and development	650,000	650,000	-
Depreciation and amortization	48,500	48,500	-
Bank charges and exchange	12,444	12,444	-
Debenture accretion	119,700	119,700	-
Debenture Interest	25,000	25,000	-
General and administration	75,982	75,982
Professional fees	101,259	101,259	-
Research and development	11,072	11,072	-
Salaries and benefits	60,885	60,885	-
Stock based compensation	19,400	19,400	-

Net Loss Before Discontinued Operations	(1,124,242)	(1,124,242)	-
Loss from Discontinued Operations (Note 9)	602,606	10,084	37,547

Net Loss for the Period	(1,726,848)	(1,134,326)	(37,547)

Net Loss Per Share - Basic

Net Loss before Discontinued Operations		(0.02)	(0.00)
Loss from Discontinued Operations		-	-

Net Loss for the Year		(0.02)	(0.00)

Weighted Average Shares Outstanding		74,937,000	120,224,000

(Diluted loss per share has not been presented as the result is anti-dilutive)

(The Accompanying Notes are an Integral Part of these Financial Statements)
F-19

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Statements of Cash Flows
(Expressed in U.S. Dollars)

	Accumulated from
	June 26, 2000
	(Date of
	Inception) to	For the year ended
	June 30,	June 30,
	2003 $	2003 $	2002 $
Cash Flows To Operating Activities
Net loss	(1,726,848)	(1,134,326)	(37,547)
Adjustment to reconcile net loss to cash
Stock based compensation	19,400	19,400	-
Acquired in-process research and development	650,000	650,000	-
Payment of expenses from issuance of stock	499,973	-	-
Depreciation and amortization	48,500	48,500	-
Accretion of debenture	119,700	119,700	-
Mineral properties written off	27	27	-

Changes in operating assets and liabilities
Increase (decrease) in related party payables	233,566	232,548	(1,419)
(Increase) in other assets	(11,776)	(11,776)	-
Increase in accounts payable and accrued liabilities	114,843	112,902	1,606
Net Cash Provided By (Used In) Operating Activities	(52,615)	36,975	(37,360)

Cash Flows To Investing Activities
Purchase of C-Chip Technology	(40,000)	(40,000)	-
Net Cash Used in Investing Activities	(40,000)	(40,000)	-

Cash Flows To Financing Activities
Issuance of common stock	101,120	-	-
Net Cash Provided By Financing Activities	101,120	-	-
Net Increase (Decrease) in Cash	8,505	(3,025)	(37,360)
Cash - Beginning of Period	-	11,530	48,890

Cash - End of Period	8,505	8,505	11,530
Non-Cash Financing and Investing Activities
Issuance of common shares for payment of expenses	499,840	-	-
Issuance of common shares for mining claims	27	-	-
Issuance of common shares for payment of advances	133	-	-
Acquisition of property and equipment	67,725	67,725	-
Acquisition of intangible assets	650,275	650,275	-
Issuance of promissory note for acquisition of assets	500,000	500,000	-
Issuance of debenture payable for acquisition of assets	803,000	803,000	-
Issuance of common shares for acquisition of assets	25,000	25,000	-
Supplemental Disclosures
Interest paid	-	-	-
Income taxes paid	-	-	-

(The Accompanying Notes are an Integral Part of these Financial Statements)

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Statement of Stockholders' Equity (Deficit) Accumulated from June 26, 2000 to June 30, 2003
(Expressed in U.S. Dollars)

	Common Shares		Additional Paid-In	Deficit Accumulated During the Development	Total Stockholders'
	# of Shares	Amount $	Capital $	Stage $	Equity (Deficit) $
Balance - June 26, 2000 (Date of Inception)	-	-	-	-	-

Common stock issued for services and payment of advances	100,000,000	1,000	499,000	-	500,000

Net loss for the period	-	-	-	(498,923)	(498,923)

Balance, June 30, 2000	100,000,000	1,000	499,000	(498,923)	1,077

Common stock issued for cash	20,223,960	202	100,918	-	101,120

Net loss for the year	-	-	-	(56,052)	(56,052)

Balance, June 30, 2001	120,223,960	1,202	599,918	(554,975)	46,145

Net loss for the year	-	-	-	(37,547)	(37,547)

Balance, June 30, 2002	120,223,960	1,202	599,918	(592,522)	8,598

Common stock cancelled	(100,000,000)	(1,000)	1,000	-	-

Common stock issued for purchase of assets	5,000,000	50	24,950	-	25,000

Common stock issued for cash pursuant to a stock option	70,000	1	-	-	1

Non-employee stock based compensation	-	-	19,400	-	19,400

Net loss for the year	-	-	-	(1,134,326)	(1,134,326)

Balance, June 30, 2003	25,293,960	253	645,268	(1,726,848)	(1,081,327)

The Company declared a stock dividend of 19 shares of common stock for each 1 share outstanding. The record date for the stock dividend was January 20, 2003 and the shares began trading on a post-dividend basis on January 23, 2003. All per share amounts have been retroactively adjusted.

(The Accompanying Notes are an Integral Part of these Financial Statements)

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Nature of Operations

  The Company was incorporated in the State of Nevada on June 26, 2000 as Keystone Mines Limited. In June 2000 the Company purchased four mineral claims, situated in the Greenwood Mining Division in the Province of British Columbia, Canada.

  The Company's principal business plan was to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims. On December 23, 2002 the Company was advised that mineral properties held were not economically viable. On January 7, 2003 the Company acquired assets and intellectual property and changed its business focus to the development of C-Chip Technology (see Note 3). In February, 2003 the Company changed its name to C-Chip Technologies Corporation.

  The Company was in the exploration stage since its formation in June 2000 and did not realize any revenues from its original planned operations. Effective December 23, 2002 the Company discontinued its mining operations to devote most of its activities to commercializing the C-Chip Technology and raising sufficient funds to further its new business plan. Planned principal activities have not yet commenced. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to commercialize its development of products and patents, attaining profitable business operations, and/or raising additional equity financing. Management has plans to seek additional capital through a private placement and public offering of its common stock. There is no guarantee that the Company will be able to complete any of the above objectives. There is substantial doubt about the Company's ability to continue as a going concern.

  The Company expects to fund itself in the next twelve months through issuance of shares or by loans from shareholders and/or directors. The Company also plans to raise funds through the sale of products and through cost re-imbursements. The Company's shares trade on the OTC Bulletin Board under the symbol CCHI.

  Subsequent to June 30, 2003, the Company is in the process of completing a private placement of common shares (see Note 11(b)).

  Summary of Significant Accounting Principles

  a)   Year End

  The Company's year-end is June 30.

  b)   Basis of Accounting

  These financial statements are prepared in conformity with accounting principles generally accepted in the United States and are presented in US dollars.

  c)   Cash and Cash Equivalents

  The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

  d)   Long-Lived Assets

  Statement of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" establishes a single accounting model for long-lived assets to be disposed of by sale including discontinued operations. SFAS 144 requires that these long-lived assets be measured at the lower of the carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Summary of Significant Accounting Principles (continued)

  e)   Foreign Currency Transactions/Balances

  The Company's functional currency is the Canadian dollar. Occasional transactions occur in U.S. dollars, and management has adopted SFAS No. 52, "Foreign Currency Translation". Monetary assets and liabilities denominated in foreign currencies are translated into US dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average rates for the year are used to translate revenues and expenses.

  f)   Development Costs

  The Company is in the development stage and all costs relating to research and development are charged to operations as incurred. Acquired in-process research and development costs of $650,000 were amortized during the period.

  g)   Use of Estimates

  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  h)   Recent Accounting Pronouncements

  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The requirements of SFAS No. 150 apply to issuers' classification and measurement of freestanding financial instruments, including those that comprise more than one option or forward contract. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

  In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 expands the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition provisions of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The transition provisions did not have a material impact on the Company's consolidated financial position and results of operations. The disclosure provisions of SFAS No. 148 are effective for financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure requirements of SFAS No. 148 on January 1, 2003.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Summary of Significant Accounting Principles (continued)

  h)   Recent Accounting Pronouncements (continued)

  In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The Company will adopt SFAS No. 146 on January 1, 2003. The effect of adoption of this standard did not have a material effect on the Company's results of operations or financial position.

  The FASB has also issued SFAS No. 145, 147 and 149 but they do not have any relationship to the operations of the Company therefore a description of each and their respective impact on the Company's operations have not been disclosed.

  i)   Financial Instruments

  Financial instruments include cash and equivalents, accounts payable, accrued liabilities, related party payables, and a promissory note payable. The fair values approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The convertible debenture payable has a face value of $2,000,000 and was determined to have a fair value of $803,000 on the date of the asset purchase agreement (Note 3).

  j)   Comprehensive Loss

  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2003, the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

  k)   Net Loss Per Share

  The Company computes net loss per share in accordance with SFAS No. 128, "Earning per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted net loss per share (EPS) on the face of the income statement. Basic net loss per share is computed by dividing the net loss for the year by the weighted average number of shares of common stock outstanding during the year. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock and potential common stock outstanding during the period, if dilutive.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Summary of Significant Accounting Principles (continued)

  l)   Stock-Based Compensation

  The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company's employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair market value of the stock award or fair market value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

  During the fiscal year ended June 30, 2003, the Company granted 20,000 stock options pursuant to a non-qualified stock option plan at an exercise price of $0.00001 per share when the prevailing market price was $0.47 per share, and granted 50,000 stock options pursuant to the Plan at an exercise price of $0.00001 per share when the prevailing market price was $0.20 per share. These stock options vested and were exercised immediately. The Company also granted 2,425,000 stock options at an exercise price of $0.20 per share when the prevailing market price was $0.20 per share. Of these, a total of 606,250 stock options vested immediately with the remaining balance exercisable over a period of one year. The Company charged compensation expense of $19,400 to operations during the fiscal year ended June 30, 2003.

  The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and unvested awards in each period.

	Year Ended June 30,
	2003 $	2002 $

Net loss -- as reported	(1,134,326)	(37,547)
Add: Stock-based compensation expense included in net loss -- as reported	19,400	-
Deduct: Stock-based compensation expense determined under fair value method	(101,729)	-

Net loss -- pro forma	(1,216,655)	(37,547)

Net loss per share (basic and diluted) -- as reported	$(0.02)	$(0.00)
Net loss per share (basic and diluted) -- pro forma	$(0.02)	$(0.00)

  m)   Revenue Recognition

  The Company is still in the development stage and has not generated any commercial sales. The Company plans to recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Summary of Significant Accounting Principles (continued)

  m)   Revenue Recognition (continued)

  The Company has developed prototypes for testing by potential customers which have been billed for a portion of the costs incurred. The Company records these cost recoveries as a credit to the respective expense in the statement of operations. Recoveries from demonstrations and prototype installations of $28,192 were applied to reduce general and administrative expenses.

  n)   Property and Equipment

  Property and equipment are recorded at cost. Amortization is calculated on the declining balance method, except for the leasehold improvements where the straight-line method is used, at the following annual rates or period:

Computer equipment	30%
Furniture	20%
Leasehold improvements	5 years
Machinery and equipment	20%

  o)   Purchased Intangible Assets

  An acquired intangible asset that represents technology that has reached technological feasibility is capitalized at cost. Amortization will be calculated using the straight-line method over four years and recorded commencing in the first quarterly period following acquisition. Acquired in-process research and development is charged to operations on acquisition.

  p)   Reclassifications

  Certain reclassifications have been made to the prior year's financial statements to conform to the current period's presentation.

  Acquisition of Assets

  The financial statements for June 30, 2003 reflects the January 7, 2003 purchase of all assets and intellectual property relating to C-Chip Technology and share restructuring related thereto. The C-Chip Technology acquired is a new patent-pending wireless communications set of tools that offers complete remote control and access over targeted equipment and services. It allows selective enabling, disabling and other commands from/to anywhere in the world. The Company's initial marketing effort will be focused on North America, with services expanded later to Europe and Asia. A valuation analysis was applied to determine the purchase price and its allocation in compliance with SFAS 141. The consideration paid was 5,000,000 restricted shares of common stock with a fair value of $25,000, a non-interest bearing promissory note in the amount of $500,000 due January 31, 2003, and a convertible debenture in the amount of $2,000,000 with a fair value of $803,000, maturing on January 15, 2008 and carrying a coupon of 2.5% payable at the option of the holder in restricted shares of common stock. (See Note 11(a)). The debenture is convertible into restricted common stock at a 15% discount from market, using the face value of $2,000,000. The convertible debenture will be accreted to $2,000,000 over 5 years at $239,400 per year. As part of the asset purchase agreement the Company also paid the vendor $40,000 for-C-Chip development expenses incurred during the acquisition period bringing the total purchase price to $1,368,000. The due date of the note was subsequently extended to permit completion of a private placement of common stock to fund the acquisition and provide working capital. (See Note 11(b)).

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Acquisition of Assets (continued)

  The purchase price was allocated to the following asset categories:

$

Property and equipment	67,725
Patents and trademarks	75,990
In-process research and development	650,000
C-Chip Technology	574,285

1,368,000

  The in-process research and development was charged to operations on acquisition. The remaining intangible assets, patents and trademarks and C-Chip Technology, will be evaluated annually to determine their continuing value.

  Property and Equipment

	Cost $	Accumulated Amortization $	Net Book Value $

Computers	21,940	3,290	18,650
Leasehold improvements	5,075	508	4,567
Furniture	11,642	1,164	10,478
Machinery and equipment	29,068	2,908	26,160

Total property and equipment	67,725	7,870	59,855

Depreciation during the period		7,870

  Intangible Assets

	Cost $	Accumulated Amortization $	Net Book Value $

C-Chip technology	574,285	35,890	538,395
Patents and trademarks	75,990	4,740	71,250

Total other assets	1,300,275	40,630	609,645

Amortization during the period		40,630

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Related Party Transactions/Balances

  (a)   As part of interim financing by shareholders, the Company has purchased management services from Capex
         Investments Limited, the vendor in the C-Chip asset purchase transaction. Capex also paid certain operations expenses directly and advanced funds for working capital. The amounts due are non-interest bearing, unsecured, and have no fixed terms of repayment. The amount due Capex at June 30, 2003 is $193,325 represented by:

$

C-Chip Technology development expenses	40,000
Management services provided	59,367
Operational expenses paid directly	52,889
Cash advanced	49,285
Gain on foreign exchange	(8,216)

193,325

  (b)   Amounts owing to officers of the Company of $40,241 are non-interest bearing, unsecured and have no fixed terms of repayment.

  Common Stock

  (a)   On January 7, 2003 the Company issued 5,000,000 common shares, in part for the assets acquired as described in Note 3. On the same date a total of 100,000,000 shares were returned to treasury and cancelled.

  (b)   The Company declared a stock dividend of 19 shares of common stock for each 1 share outstanding. The record date for the stock dividend was January 20, 2003 and the shares began trading on a post-dividend basis on January 23, 2003. All per share amounts have been retroactively adjusted.

  Stock Option Plan

  On April 22, 2003 the Company filed a Form S-8 Registration Statement with the US Securities and Exchange Commission to register 5,000,000 shares of common stock pursuant to the Company's 2003 Nonqualified Stock Option Plan (the "Plan"). The determination of those eligible to receive options under this Plan, and the amount, type, price and timing of each stock option and the terms and conditions shall rest at the sole discretion of the Company's Compensation Committee, subject to the provisions of the Plan.

  On May 1, 2003, the Company granted options to purchase 20,000 shares of common stock at an exercise price of $0.00001 per share. On June 17, 2003, the Company granted options to purchase 50,000 shares of common stock at an exercise price of $0.00001 per share, and 2,425,000 shares of common stock at an exercise price of $0.20 per share.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Stock Option Plan (continued)

  A summary of the changes in the Company's common share purchase options is presented below:

	June 30, 2003		June 30, 2002
	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $

Balance, beginning of year	-	-	-	-
Granted	2,495,000	0.19	-	-
Exercised	(70,000)	-	-	-
Forfeited / Expired	-	-	-	-

Balance, end of year	2,425,000	0.20	-	-

  Additional information regarding options outstanding as at June 30, 2003 is as follows:

	Outstanding			Exercisable
Exercise prices $	Number of shares	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number of shares	Weighted average exercise price $

0.00 - 0.20	2,425,000	4.97	0.20	606,250	0.20

  The fair value of the options granted during the period was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 2.27%, expected volatility of 197%, an expected option life of one year and no expected dividends. The weighted average fair value of options granted was $0.14 per share. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options, the net loss would have increased by $82,329 for the year ended June 30, 2003. During the year ended June 30, 2003, the Company recognized stock-based compensation for non-employees in the amount of $19,400.

  Discontinued Operations

  Discontinued operations consist of the Company's former activities in mineral exploration. In December 2002 the Company's Board of Directors approved the termination of mining activity and the acquisition of C-Chip Technology (Note 3).

  Income Tax

  Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. The Company has incurred net operating losses of $164,000, which expire starting in 2015. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

C-Chip Technologies Corporation
(formerly Keystone Mines Limited)
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2003
(Expressed in U.S. Dollars)

  Income Tax (continued)

  The components of the net deferred tax asset at June 30, 2003 and 2002, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

	2003 $	2002 $

Net Operating Loss	74,000	31,000

Statutory Tax Rate	34%	34%

Effective Tax Rate	-	-

Deferred Tax Asset	25,160	10,540

Valuation Allowance	(25,160)	(10,540)

Net Deferred Tax Asset	-	-

  Subsequent Events

  During August 2003 the Convertible Debenture Payable of $2,000,000 with an accreted fair value of $922,700 was converted into 3,910,120 common shares. The conversion price was $0.52 after a 15% discount pursuant to the January 7, 2003 Asset Purchase Agreement.

  The Company is in the process of closing a private placement of 2,900,000 units at a price of $0.55 per unit for gross proceeds of approximately $1,600,000 less $500,000 apportioned to the conversion of the promissory note. Each unit consists of one common share and one common share purchase warrant exercisable at $1.00 per share with an expiration date of two years from issuance. Included as part of the private placement will be the conversion of the promissory note payable of $500,000 into common shares of the Company.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	$500
Accounting/administrative Fees and Expenses	$9,400
Blue Sky Fees/Expenses	$0
Legal Fees/ Expenses	$7,500
Escrow fees/Expenses	$0
Transfer Agent Fees	$0
Miscellaneous Expenses	$0
TOTAL	$17,500

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

a)	In June 2000, we issued 5,000,000 shares of common stock to Hugh Grenfal and Mike Muzylowski, our founders.
b)

On December 23, 2002, we acquired all physical assets and intellectual property related to certain C-Chip technology owned by Capex Investments Limited ("Capex"), a corporation incorporated under the laws of the Republic of Mauritius. Capex was owned and controlled by Forever Profit (China) Limited. . The assets acquired were used by Capex to develop and commercialize wireless solutions targeting the credit and security management industries and the emerging pay-per-use management industry. The consideration paid by us for the technology was: (1) a promissory note in the amount of $500,000 bearing no interest and payable in full on January 30, 2003; (2) 250,000 restricted shares of common stock; and, (3) a convertible debenture of $2,000,000 maturing on January 15, 2007 and carrying a coupon rate of 2.5% payable at the option of Capex into restricted shares of the registrant's common stock at a discount of 15% from the market price of the common stock. In addition, we assumed up to a maximum of $40,000 of the amounts disbursed by Capex from December 1, 2002 to closing in order for Capex to maintain on-going operations related to the C-Chip technology.

c)

The Debenture Payable including accrued interest was converted into 3,910,120 restricted common shares at a 15% discount from market, using the face value of $2,000,000.00. This resulted in a discount on conversion of debt in the amount of $1,418,451, which is included in additional paid-in capital.

d)

In January 2003 we declared a stock dividend of 19 shares of common stock for each 1 share outstanding. The record date for the stock dividend was January 20, 2003 and the shares began trading on a post-dividend basis on January 23, 2003. All per share amounts have been adjusted for the stock dividend.

e)	On January 7, 2003 we issued 5,000,000 common shares, in part for the assets acquired as described in Note 3. Subsequently a total of 100,000,000 shares were returned to treasury and cancelled.
f)

In 2003 we issued 3,000,910 common shares for total proceeds of $1,650,500 under a private placement of units consisting of 1 common share and one common share warrant. The Company's promissory note of $500,000 was redeemed for 909,090 units as part of this issue.

g)	In October and November 2003, we issued 480,000 common shares for services.
h)	In the first quarter of 2004, we issued 180,000 common shares for services.
i)	In the first quarter of 2004, we issued 872,727 common shares for total proceeds of $480,000 under a private placement of units consisting of 1 common share and one common share warrant.
j)	In February 2004, we issued 1,600,000 common shares for the purchase of 100% of Canadian Security Agency (2004) Inc.
k)	In April 2004 we issued 2,538,462 common shares of total proceeds of $1,650,000 under a private placement of shares and warrants.

We issued the foregoing restricted securities pursuant to Reg. S of the Securities Act of 1933 if the sales took place outside the United States of America and pursuant to Section 4(2) of the Securities Act of 1933 for sales taking place in the United States. With respect to the sales pursuant to Section 4(2), all purchasers acknowledged they were sophisticated investors and have been given the same information that would be found in a Form SB-2 registration statement.

ITEM 27. EXHIBITS.

The following exhibits are incorporated herein by reference from our Form SB-2 registration statement and all amendments thereto filed with the Securities and Exchange Commission, and amendments thereto, SEC file No. 333-46884:

Exhibit No.	Document Description

3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
10.1	Peak #1 Claim
10.2	Peak #2 Claim
10.3	Peak #3 Claim
10.4	Peak #4 Claim
10.5	Bill of Sale
99.1	Subscription Agreement

The following exhibits are incorporated herein by reference from our Form 8-K and all amendments thereto filed with the Securities and Exchange Commission on November 5, 2002:

Exhibit No.	Document Description

16.1	Letter from Williams & Webster, P.S.

The following exhibits are incorporated herein by reference from our Form 8-K and all amendments thereto filed with the Securities and Exchange Commission on December 26, 2002:

Exhibit No.	Document Description

99.1	Stock Purchase Agreement

The following exhibits are incorporated herein by reference from our Form 8-K and all amendments thereto filed with the Securities and Exchange Commission on January 2, 2003:

Exhibit No.	Document Description

10.1	Agreement to Purchase Assets
10.2	Promissory Note
10.3	Convertible Debenture

The following exhibits are incorporated herein by reference from our Form 8-K and all amendments thereto filed with the Securities and Exchange Commission on February 3, 2003:

Exhibit No.	Document Description

10.1	Agreement to Extend Promissory Note

The following exhibits are incorporated herein by reference from our Form 8-K and all amendments thereto filed with the Securities and Exchange Commission on March 7, 2003:

Exhibit No.	Document Description

10.1	Agreement to Extend Promissory Note

The following exhibits are hereby incorporated by reference from our Form 8-K filed with the Securities and Exchange Commission on March 18, 2003:

Exhibit No.	Document Description

3.1	Amended Articles of Incorporation

The following exhibits are incorporated herein by reference from our Form S-8 registration statement and all amendments thereto filed, on April 22, 2003, with the Securities and Exchange Commission, and amendments thereto, SEC file No. 333-104666:

Exhibit No.	Description

10.1	2003 Nonqualified Stock Option Plan.

The following exhibits are hereby incorporated by reference from our Form 8-K filed with the Securities and Exchange Commission on July 16, 2003:

Exhibit No.	Document Description

10.1	Agreement to extend payment of promissory note.

The following exhibits are hereby incorporated by reference from our Form 10-K filed with the Securities and Exchange Commission on September 29, 2003:

Exhibit No.	Document Description

14.1	Code of Ethics
99.1	Audit Committee Charter
99.2	Disclosure Committee Charter

The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

5.1	Opinion of Conrad C. Lysiak
23.1	Consent of Williams & Webster, CPAs
23.2	Consent of Manning Elliott, Chartered Accountants
23.3	Consent of Conrad C. Lysiak

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.
2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada on this 14th day of July, 2004.

C-CHIP TECHNOLOGIES CORPORATION

BY:	/s/ Stephane Solis Stephane Solis, President and Principal Executive Officer

BY:	/s/ Benjamin Leboe Benjamin Leboe, Treasurer, Principal Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Stephane Solis, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephane Solis Stephane Solis	President, Principal Executive Officer and Director	July 14, 2004

/s/ Benjamin Leboe Benjamin Leboe	Treasurer, Principal Financial Officer and Principal Accounting Officer	July 14, 2004

/s/ Robert G. Clarke Robert G. Clarke	Chairman of the Board of Directors	June 29, 2004

/s/ John Fraser John Fraser	Secretary and Director	July 14, 2004

/s/ Cherry Lim Cherry Lim	Director	July 14, 2004